Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

DATED AS OF DECEMBER 4, 2014

BY AND AMONG

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.,

ACS WIRELESS, INC.,

GCI COMMUNICATION CORP.,

GCI WIRELESS HOLDINGS, LLC

GENERAL COMMUNICATION, INC.

AND

THE ALASKA WIRELESS NETWORK, LLC

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of December 4, 2014 (the “Signing Date”), by and among Alaska Communications Systems Group, Inc., a Delaware corporation (“ACS”), ACS Wireless, Inc., an Alaska corporation (“ACS Wireless”), GCI Communication Corp., an Alaska corporation (“GCI”), GCI Wireless Holdings, LLC, an Alaska limited liability company (“GCI Wireless”), The Alaska Wireless Network, LLC, a Delaware limited liability company (the “Company”), and General Communication, Inc., an Alaska corporation (“GCI Parent”). Capitalized terms used and not otherwise defined in this Agreement have the meanings given such terms in Section 1.

R E C I T A L S:

A. ACS and its Affiliates are engaged in the ACS Wireless Activities.

B. ACS Wireless and GCI Wireless are the sole members of the Company.

C. The ACS Group desires to sell to GCI, and GCI desires to purchase from the ACS Group, the ACS Assets, on the terms and conditions set forth in this Agreement.

D. ACS Wireless desires to sell to GCI Wireless, and GCI Wireless desires to purchase from ACS Wireless, the ACS AWN Interest, on the terms and conditions set forth in this Agreement.

E. This Agreement (together with the Ancillary Agreements) is intended to provide GCI and its subsidiaries with the ACS Assets and all rights held by ACS and its subsidiaries that are necessary to provide retail wireless services to Subscribers and to operate the ACS Assets. Consistent with this intent, no continuing obligations, costs, or expenses would be payable by GCI, the Company or their affiliates to ACS or its subsidiaries, to secure such ACS Assets and the rights described in the Ancillary Agreements, except as specifically described in this Agreement and the Ancillary Agreements.

A G R E E M E N T S:

In consideration of the representations, warranties, covenants and agreements contained herein and other consideration the receipt and sufficiency of which are hereby acknowledged, each of ACS, ACS Wireless, GCI and GCI Wireless intending to be legally bound do hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1 Terms Defined in this Section. The following terms shall have the following meanings in this Agreement:

“Accounts Receivable” means all rights of the ACS Group to payment for providing Wireless services and products, whether billed or earned, to Subscribers prior to Closing in connection with the ACS Wireless Activities, including amounts receivable from Lifeline Subscribers, provided, however, that amounts receivable from federal or Alaska Universal Service Funds for Lifeline support shall not be included in Accounts Receivable.

“ACS” has the meaning given such term in the Preamble.

“ACS Assets” means the ACS Subscriber Assets and ACS Network Assets, and, for the avoidance of doubt, shall not include the ACS AWN Interest.

“ACS AWN Interest” means the limited liability company membership interest in the Company held by ACS Wireless, including all rights of ACS Wireless to distributions from the Company.

“ACS Board” means the board of directors of ACS.

“ACS Closing Requirements” means all conditions to the obligations of GCI and GCI Wireless at the Closing under Section 8.2 (other than Sections 8.2(l), (m) and (n)), and the condition to the obligations of ACS and ACS Wireless that the Specified Consents shall have been obtained, provided that delivery of a certificate attesting to any such conditions or delivery of executed Ancillary Agreements required pursuant to Section 8.2 shall not be required to be delivered so long as ACS stands willing and able to make such deliveries.

“ACS Group” means ACS and its Affiliates.

“ACS Network Assets” means the rights, property, and Contracts of the ACS Group used in the operation of the CDMA Wireless network, as listed in Section 2.1(a), but excluding the Excluded Assets, as more particularly described in Section 2.4.

“ACS Services Agreement” means the ACS Services Agreement dated June 4, 2012, by and between ACS Wireless and the Company.

“ACS Subscriber Assets” means all of the rights and Contracts of the ACS Group used to provide goods and services to Subscribers, as more particularly described in Section 2.1(b), but excluding the Excluded Assets, as more particularly described in Section 2.4.

“ACS Wireless” has the meaning given such term in the Preamble.

“ACS Wireless Activities” means the retail wireless voice and data services business conducted by the ACS Group, including the sale to Subscribers of wireless voice and data services provided by the Company.

“Actual Postpaid Subscriber Count” means the difference between (a) the actual number of Postpaid Subscribers of the ACS Wireless Activities and (b) the actual number of Nonqualifying Subscribers who are Postpaid Subscribers included in clause (a), in each case on the Closing Date (or, if the Closing has not occurred on or before the Target Closing Date, the later of (i) the Target Closing Date or (ii) the date on which the Subscriber Adjustment Conditions have been satisfied or waived).

“Actual Prepaid Subscriber Count” means the difference between (a) the actual number of Prepaid Subscribers of the ACS Wireless Activities and (b) the actual number of Nonqualifying Subscribers who are Prepaid Subscribers included in clause (a), in each case on the Closing Date (or, if the Closing has not occurred on or before the Target Closing Date, the later of (i) the Target Closing Date or (ii) the date on which the Subscriber Adjustment Conditions have been satisfied or waived).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, except that, prior to the Closing, the Company shall not be deemed to be an Affiliate of either Member. For purposes of this definition, “control” (including the terms “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise.

“Affiliate Contract” means any Contract between a Person in the ACS Group, on the one hand, and one or more of such Person’s Affiliates, on the other hand.

“Agreement” has the meaning given such term in the Preamble.

“Allocation Schedule” has the meaning given such term in Section 7.12.

“Ancillary Agreements” means the Escrow Agreement, the Telular Agreement, the BIT Agreement, the Transition Services Agreement, the IP License Agreements, the A&R ACS Services Agreement, the Omnibus Amendment Agreement, the Transition Support Agreement and any other agreements and instruments executed and delivered in connection with this Agreement or the Ancillary Agreements.

“Antitrust Division” has the meaning given such term in Section 7.10.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“A&R ACS Services Agreement” means the Amended and Restated ACS Services Agreement.

“Assignment of Ownership Interest” means the Assignment of Ownership Interest substantially in the form of Exhibit C.

“Assumed Contracts” means (a) the Contracts listed in Schedule 4.2 other than Contracts that GCI elects not to assume pursuant to Section 7.8(b), (b) all Subscriber Contracts other than Excluded Business Customer Contracts and Contracts that GCI elects not to assume pursuant to Section 7.8(a), and (c) all Assumed Leases.

“Assumed Leases” has the meaning given such term in Section 7.16.

“Assumed Leases Assumption Date” means the date that is ten Business Days after the Transition Completion Date.

“Assumed Liabilities” has the meaning given such term in Section 2.5.

“Assumed Subscriber Liabilities” means (a) any remaining liability of ACS to Prepaid Subscribers or Postpaid Subscribers to provide Wireless services for which such Prepaid Subscribers or Postpaid Subscribers have paid, (b) any liability of ACS to Subscribers for deposits and (c) any liability for Taxes collected or withheld from Subscribers whose Contracts are included in the ACS Subscriber Assets that is required to be paid by GCI on or after the Closing Date, including E911 payments.

“AWN Account Payable” means the aggregate amount owed by ACS Wireless to the Company for plans, services, and other charges pursuant to the FNUA provided through the Closing Date, less the aggregate amount owed by the Company to ACS Wireless for services provided, shared third party charges and ACS Wireless equipment subsidy reimbursements through the Closing Date. Such amount shall be determined as follows: For charges with respect to the period from February through August 2014, such amount shall be the unpaid portion of the “Total Net Due to AWN” as set forth in the analysis sent to the Company by ACS Wireless on October 14, 2014. For charges with respect to the period from September 2014 through the Closing Date, such amount shall be (a) for traditional postpaid plans and services, the unpaid portion of an amount equal to 70% of retail revenues with respect to such plans plus $100,000 per month (prorated for any portion of a month), and (b) for all plans other than those described in clause (a), the unpaid portion of an amount equal to the Company’s charges at the Company’s wholesale rates for such plans and services (prorated for any portion of a month).

“Bankruptcy Event” means, with respect to any Person, the commencement or occurrence of any of the following: (a) a voluntary or involuntary case under Title 11 of the U.S. Code (the “Bankruptcy Code”), as now constituted or hereafter amended, or under any other applicable federal, state or foreign bankruptcy or insolvency law or other similar law, in which such Person is a debtor; (b) the appointment of (or a proceeding to appoint) a trustee or receiver for a substantial portion of such Person’s property interest, or a custodian (as such term is defined in section 101 of the Bankruptcy Code); (c) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial property interest of such Person; (d) a general assignment for the benefit of creditors; (e) the taking of, failure to take, or submission to any action indicating (after reasonable investigation) an inability to meet its obligations as they accrue; or (f) the general failure to pay debts as such debts become due.

“Baseline Postpaid Subscriber Count” means 86,000 Postpaid Subscribers, reduced by one percent for each month (or a pro rata portion of one percent for any partial month) after the Signing Date and before the Closing Date. For the purposes of the foregoing definition, a “month” means the 30-day period beginning the day after the Signing Date, and, as applicable, any subsequent 30-day period.

“Baseline Prepaid Subscriber Count” means 18,000 Prepaid Subscribers.

“Base Purchase Price” has the meaning given such term in Section 2.2.

“Basket” has the meaning given such term in Section 11.6(c).

“Basket/Cap Exclusions” has the meaning given such term in Section 11.6(c).

“BIT Agreement” means the Backhaul, Interconnection and Transport Agreement substantially in the form of Exhibit H.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City or Anchorage are required or authorized by law to be closed for business.

“CDMA Core” means the CDMA core electronics, equipment and facilities owned by the Company and currently operated on its behalf by ACS pursuant to the ACS Services Agreement.

“CDMA Core Assets” means (i) all Wireless equipment, inventory and property that is dedicated to the CDMA Core, (ii) any asset acquired by ACS Wireless under the ACS Services Agreement for the CDMA Core which has been fully paid for by the Company and (iii) the Assumed Contracts, in each case, used or useful in the provision of Wireless services by ACS and its Affiliates in connection with the CDMA Core.

“CETC Cash Flow” means all revenues from the Universal Service Fund for high cost support (including all support disbursed pursuant to 47 C.F.R. § 54.307 for Wireless services, 47 C.F.R. Subpart L, the FCC’s Mobility Fund or Tribal Mobility Fund, or any successor or other provisions created hereafter to provide universal service support for Wireless services in rural, insular or high cost areas, as defined by the FCC) received by the ACS Group after the Closing with respect to the ACS Wireless Activities prior to the Closing, regardless of whether line counts were submitted prior to or after the Closing or were associated with Wireless service provided to end users prior to Closing.

“Claimant” has the meaning given such term in Section 11.2.

“Clayton Act” means title 15 of the United States Code §§ 12-27 and title 29 of the United States Code §§ 52-53.

“Closing” has the meaning given such term in Section 9.1.

“Closing Calculation Statement” has the meaning given such term in Section 2.3(f).

“Closing Date” has the meaning given such term in Section 9.1.

“COBRA” means Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of subsequent revenue laws).

“Company” has the meaning given such term in the Preamble.

“Communications Act” means the Communications Act of 1934, as amended.

“CommSoft” means Communications Software Consultants, Inc.

“CommSoft System” means the software systems and services, including customer care and billing operations systems provided by CommSoft and related data and information utilized by such systems.

“Compensation Arrangement” means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors or independent contractors of ACS or its Affiliates, any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by ACS and GCI dated August 15, 2014.

“Consents” means all of the consents, permits or approvals of Governmental Authorities and other Third Parties (including shareholders or members of any Party) necessary to consummate the Transactions, including the Specified Consents, and any Consent required to transfer and assign any Assumed Contracts.

“Continuing Indemnification Obligations” has the meaning given such term in the Omnibus Amendment Agreement.

“Contracts” means all contracts, leases, license agreements, undertakings and all other agreements, commitments and legally binding arrangements, whether written or oral, relating to the ACS Wireless Activities or the ACS Assets and to which a member of the ACS Group is a party or which are binding upon a member of the ACS Group, including Contracts for the provision of Wireless services to Subscribers, Lifeline Subscriber agreements, and agreements related to the provision of Wireless services to OnStar Subscribers.

“Contribution IRU Agreement” means the Fiber, Facilities, and Capacity Contribution IRU Agreement dated July 22, 2013, by and among the Company, ACS Wireless and GCI, as amended.

“Damages” has the meaning given such term in Section 11.3(a).

“Dedicated Microwave Circuits” means point-to-point FCC licensed and unlicensed radio frequency equipment used to transmit exclusively Wireless voice and data communications over free space from or to a Company cell site or third party Wireless carrier cell site that was served by a member of the ACS Group on July 22, 2013, to a Core Connecting Point (as defined in the Contribution IRU Agreement) or another cell site, including all baseband processing, RF, transmission lines, antenna systems and associated cabling and attachment hardware.

“Deferred Payment Amount” has the meaning given such term in Section 2.2(b).

“Disputed Amounts” has the meaning given such term in Section 2.3(h)(iii).

“Distribution” has the meaning given such term in the Operating Agreement.

“Distribution Date” has the meaning given such term in Section 2.3(a).

“Drop Circuits” means the dedicated final fiber optic facility that extends from ACS’s or its Affiliates’ network interface device located at a Company or third party Wireless carrier cell site to a point of interconnection of such facility to a facility that carries other customers’ traffic and/or circuits or to the first point of electronics, whichever comes first, in the “Drop Circuit” (as defined in the Contribution IRU Agreement) in which the Company was granted an IRU by ACS in the Contribution IRU Agreement or that was ordered subsequently by the Company under the Contribution IRU Agreement. For the avoidance of doubt, Drop Circuits include the terminating electronic devices and legal title to Drop Circuits.

“Effective Time” means 11:59 p.m., Alaska time, on the Closing Date.

“Eligible Accounts Receivable” means an amount equal to (a) all Accounts Receivable validly recorded on ACS’s accounts receivable detailed aging report that, as of the Closing Date, have not been outstanding for 90 days or more from date of billing minus the Accounts Receivable from Postpaid Subscribers for any amount that is attributable to the period after the Effective Time, multiplied by (b) .95 (to reflect a discount of 5% for administrative costs of GCI after Closing for collecting and processing payments). For the avoidance of doubt, Eligible Accounts Receivable does not include CETC Cash Flow.

“Enforceability Exceptions” means the exceptions or limitations to the enforcement of contract terms arising in the instance of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and the application of general principles of equity.

“Environmental Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, or any lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Substance; or (b) any actual or alleged non-compliance with any Environmental Law.

“Environmental Law” means any statute, code or law (including common law) pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), the use, handling, storage, disposal or exposure to any

Hazardous Substance, or any other environmental matter, including the following statutes as the same may be amended from time to time: (a) Clean Air Act (42 U.S.C. § 7401, et seq.); (b) Clean Water Act (33 U.S.C. § 1251, et seq.); (c) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (d) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (e) Safe Drinking Water Act (42 U.S.C. 300f, et seq.); (f) Toxic Substance Control Act (15 U.S.C. § 2601, et seq.); and (g) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.) and including any rule, regulation, order, permit or other standard request or procedure enacted, adopted, promulgated or applied by any Governmental Authority with respect to such matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

“ERISA Affiliate” means a trade or business affiliated within the meaning of Sections 414(b), (c) or (m) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association, the escrow agent designated under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit F.

“Escrow Amount” has the meaning given such term in Section 2.2(a).

“Estimated Assumed Subscriber Liabilities” has the meaning given such term in Section 2.3(e)(iii).

“Estimated AWN Account Payable” has the meaning given such term in Section 2.3(e)(iv).

“Estimated Eligible Accounts Receivable” has the meaning given such term in Section 2.3(e)(ii).

“Estimated Subscriber Adjustment” has the meaning given such term in Section 2.3(e)(i).

“ETC Designation” means the designation by RCA as an Eligible Telecommunications Carrier for Wireless services within the State of Alaska.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations thereunder, as in effect from time to time.

“Excluded Assets” means certain assets of the ACS Group that are not being sold, transferred, or otherwise conveyed hereunder, as specified in Section 2.4.

“Excluded Business Customer Contracts” means the Contracts between the ACS Group or its Affiliates and certain business customers identified therein set forth on Schedule 2.4.

“Excluded Business Customer Payment” has the meaning given such term in Section 7.19.

“Excluded Business Customers” means the Subscribers pursuant to an Excluded Business Customer Contract.

“Excluded Liabilities” has the meaning given such term in Section 2.6.

“Existing NDA” means that certain Mutual Nondisclosure Agreement dated August 15, 2014, by and between ACS and GCI, as amended.

“FCC” means the Federal Communications Commission.

“Federal Trade Commission Act” means title 15 of the United States Code §§ 41-58.

“Fine” has the meaning given such term in Section 11.3(d).

“Fixed Wireless Replacement Service” means the provision of fixed wireless replacement service by a member of the ACS Group to the exchanges identified by community in Exhibit N-1 of the Operating Agreement.

“FNUA” means the Facilities and Network Use Agreement dated July 22, 2013, by and among the Company, ACS, GCI, ACS Wireless and GCI Wireless, as amended and as modified by that certain Side Letter Agreement dated July 22, 2013 by and among the Company, ACS, GCI, ACS Wireless and GCI Wireless.

“FTC” has the meaning given such term in Section 7.10.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, or, in the absence thereof, applicable accounting principles consistent with past practices.

“GCI” has the meaning given such term in the Preamble.

“GCI Parent” has the meaning given such term in the Preamble.

“GCI Wireless” has the meaning given such term in the Preamble.

“Governmental Authority” any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency, board, department or commission, legislative body or other governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) or entity which lawfully assumes the powers and functions of the same (including any taxing or other revenue collecting authority or other body).

“Governmental Consents” means those Consents of Governmental Authorities required for the Transactions that are listed in Schedule 4.5 as “Governmental Consents.”

“Hazardous Substance” means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste that is defined, labeled or regulated as such by any Governmental Authority, or for which liability or standards of care are imposed, pursuant to an Environmental Law and includes asbestos and asbestos-containing materials and any material or substance that is: (a) designated as a “hazardous substance” pursuant to 33 U.S.C. § 1317; (b) defined as a “hazardous waste” pursuant to 42 U.S.C. § 6903; (c) defined as a “hazardous substance” pursuant to Section 101 of CERCLA; or (d) is so designated or defined under any other applicable Legal Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifier” has the meaning given such term in Section 11.2.

“Independent Accountant” has the meaning given such term in Section 2.3(h)(iii).

“Information” has the meaning given such term in Section 7.9.

“Information Protection Terms” means the confidentiality procedures as mutually agreed to by ACS and GCI to prevent disclosure to unauthorized persons prior to Closing.

“Instrument of Assignment” means the Instrument of Assignment substantially in the form of Exhibit A.

“Instrument of Assumption” means the Instrument of Assumption substantially in the form of Exhibit B.

“Intellectual Property” means all rights and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, patent applications, proprietary information, know how and processes of a member of the ACS Group and used in the conduct of the ACS Wireless Activities, other than trademarks and service marks of ACS.

“Internal Subscriber” means any Person who receives Wireless services through the ACS Group, and has no payment obligations with respect to such authorized services, (a) who is a director, officer, employee or consultant of a member of the ACS Group or any of its Affiliates, (b) for demonstration purposes in the ACS Group’s (or its Affiliates’) retail stores or (c) for other internal uses or purposes of the ACS Group or its Affiliates.

“IP License Agreements” means the Trademark License Agreement and the License Agreement substantially in the forms attached as Exhibit J.

“IRU” means an indefeasible right of use.

“Knowledge” when used with respect to (i) ACS, means the actual knowledge of any fact, circumstance or condition of those officers of ACS set forth on Exhibit D and (ii) GCI, means the actual knowledge of any fact, circumstance or condition of those officers of GCI Parent set forth on Exhibit E, and, in each case, the knowledge that such officers would have had if such officers had conducted a reasonable inquiry.

“Leased Property” means, to the extent constituting real property, all the buildings, fixtures, other improvements, leasehold interests, easements, licenses, rights to access, right-of-way and other real property interests which are leased by a member of the ACS Group and used in the conduct of the ACS Wireless Activities at the sites of the Offered Leases, in each case other than any Excluded Assets.

“Leased Property Schedule” means the separate Leased Property Schedule heretofore agreed to by ACS and GCI.

“Leases” means all leases for retail stores used in the conduct of the ACS Wireless Activities to which a member of the ACS Group is a party.

“Legal Requirements” means applicable common law and any applicable statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority, including any applicable order, decree or judgment which may have been handed down, adopted or imposed by any Governmental Authority.

“Licenses” means all domestic wireless, business radio and other FCC licenses, and any pending applications therefor granted to a member of the ACS Group by the FCC in connection with the ACS Assets or the ACS Wireless Activities, and all other licenses, certifications, registrations, authorizations and permits and any pending applications therefor, issued to such Person or any of its Affiliates by any Governmental Authority that are used in the conduct of the ACS Wireless Activities, other than, in each case, FCC licenses and other licenses, authorizations and permits and any pending applications therefor related to IRU or capacity purchases.

“Liens” means all claims, charges, restrictions, mortgages, pledges, security interests, liens or other encumbrances of any nature whatsoever (whether absolute, accrued, contingent or otherwise).

“Lifeline Subscribers” means Wireless subscribers receiving service from ACS or its Affiliates under ACS’s Lifeline Wireless Phone program.

“M2M Connections” means machine to machine connections for which ACS provides Wireless services, including OnStar and ProCon connections.

“Material Consents” means the Consents designated in Schedule 4.5 as “Material Consents.”

“Network Information” means that information listed in Schedule 9.2.

“Non-Election Notice” has the meaning given such term in Section 7.8(a).

“Nonqualifying Subscribers” means, for purposes of determining the Subscriber Adjustment, each of the following: (a) any Subscriber any portion of whose Wireless account has been outstanding more than 60 days from date of billing as of the date of determination; (b) any Lifeline Subscriber who has not been certified or recertified in 2014; (c) any Prepaid

Subscriber who has not, within 60 days before the date of determination of the number of Actual Prepaid Subscribers (i) had voice or data usage or (ii) added money to such Prepaid Subscriber’s account balance; (d) OnStar Subscribers; and (e) Subscribers for which (i) Consent is required to transfer and assign its Subscriber Contract and (ii) such Consent is not obtained, and, if such Subscriber Contract is listed on the Subscriber Contract Consent List, GCI has delivered a Non-Election Notice with respect to such Subscriber Contract pursuant to Section 7.8(a).

“Offered Leases” means those leases listed in the Leased Property Schedule.

“Omnibus Amendment Agreement” means the Omnibus Amendment Agreement substantially in the form of Exhibit K.

“OnStar Subscribers” means customers in the State of Alaska subscribing to the OnStar service that are provided Wireless service by the ACS Group, whether directly or through a contract with Verizon.

“Operating Agreement” means the First Amended and Restated Operating Agreement of the Company dated July 22, 2013, by ACS, ACS Wireless, GCI Parent, GCI Wireless and the Company, as amended as of the date hereof.

“Outside Date” has the meaning given such term in Section 10.1(d).

“Parent” means either ACS or GCI Parent as the context requires and references to the other Parent mean, with respect to ACS, ACS Wireless or ACS Group, GCI Parent, and with respect to GCI, GCI Parent or GCI Wireless, ACS.

“Parties” means ACS, ACS Wireless, GCI, GCI Wireless and the Company and a “Party” means any such Person.

“Permitted Liens” means:

(a) Liens for Taxes not yet due and payable;

(b) Mechanics’, carriers’, workmen’s, warehousemen’s, landlord’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice that secure obligations not yet due;

(c) (A) easements, rights of way, zoning ordinances, building and other similar restrictions of record and Liens affecting Leased Property and any conditions that may be shown by a current, accurate survey or physical inspection made before the Closing, (B) Liens that have been placed by any developer, landlord or other Third Party on property over which easement rights have been granted or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights of way and other similar restrictions, in each case that are not, individually or in the aggregate, material to the ACS Wireless Activities or the ACS Assets, which do not prohibit or interfere with the current operation of any Leased Property;

(d) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business to the extent such deposits constitute ACS Assets;

(e) Pledges and deposits made in the ordinary course of business in compliance with any Legal Requirements and Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which such Person is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(f) Imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the ACS Assets to which they relate in the conduct of the ACS Wireless Activities in substantially the manner as presently conducted;

(g) With respect to the ACS AWN Interest, all restrictions, obligations and liabilities with respect thereto set forth in the Operating Agreement; and

(h) Existing third party IRUs listed on Schedule 1.1(b).

“Person” means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind, or a Governmental Authority.

“Post-Close Systems” has the meaning given such term in Exhibit A to the A&R ACS Services Agreement.

“Post-Closing Adjustment” has the meaning given such term in Section 2.3(g).

“Postpaid Subscribers” means all subscribers of the ACS Group with respect to ACS Wireless Activities in the State of Alaska (which for the avoidance of doubt includes Lifeline Subscribers and M2M Connections) other than Prepaid Subscribers.

“Prepaid Subscribers” means all subscribers purchasing or receiving prepaid Wireless services from the ACS Group, as determined in accordance with past practices of ACS for public reporting purposes, consistently applied.

“Proceeding” means any suit, action, proceeding, arbitration, audit, hearing, or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Provider” has the meaning given such term in Section 7.9.

“Purchase Price” has the meaning given such term in Section 2.2.

“RCA” means the Regulatory Commission of Alaska.

“Receiver” has the meaning given such term in Section 7.9.

“Resolution Period” has the meaning given such term in Section 2.3(h)(ii).

“Restricted Wireless Business” means the business of (a) engineering, operating and maintaining competitive Wireless network(s) in the State of Alaska, and (b) providing Wireless products (including Wireless devices) and services in the State of Alaska on any basis (retail or wholesale), including entering into Wireless roaming agreements. The Restricted Wireless Business does not include (i) Fixed Wireless Replacement Services, whether provided pursuant to the Telular Agreement or otherwise, regardless of who provides such services, (ii) WiFi, (iii) Wireless Internet service provider (WISP) services, (iv) commercial services provided by ACS to customers under Excluded Business Customer Contracts, to the extent and for the period that ACS is permitted to retain such customers, (v) engineering, providing or maintaining competitive Wireless backhaul and transport services for the benefit of Wireless carriers serving the Alaska market or (vi) providing competitive cell site leases.

“Review Period” has the meaning given such term in Section 2.3(h)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sherman Act” means title 15 of the United States Code §§ 1-7.

“Signing Date” has the meaning given such term in the Preamble.

“Specified Consents” means the Consents set forth on Schedule 1.1(a).

“Statement of Estimates” has the meaning given such term in Section 2.3(e).

“Statement of Objections” has the meaning given such term in Section 2.3(h)(ii).

“Subscriber Adjustment” means an amount (if any) equal to the sum of (i)(A) $350 multiplied by (B) the absolute difference between (1) the Actual Postpaid Subscriber Count and (2) the Baseline Postpaid Subscriber Count, but only if (1) minus (2) is a negative number and, if such amount is a positive number, then it shall be deemed to be zero, and (ii)(A) $175 multiplied by (B) the difference between (1) the Actual Prepaid Subscriber Count and (2) the Baseline Prepaid Subscriber Count, but only if (1) minus (2) is a negative number and if such amount is a positive number, then it shall be deemed to be zero.

“Subscriber Adjustment Conditions” means all conditions to the obligations of GCI and GCI Wireless at the Closing under Section 8.2 (other than Sections 8.2(f), (h), (j), (l), (m) and (n)), and the condition to the obligations of ACS and ACS Wireless that the Specified Consents shall have been obtained, provided that delivery of a certificate attesting to any such conditions or delivery of executed Ancillary Agreements required pursuant to Section 8.2 shall not be required to be delivered so long as ACS stands willing and able to make such deliveries.

“Subscriber Contract Consent List” has the meaning given such term in Section 7.8(a).

“Subscriber Contracts” means all Contracts for the provision of Wireless services to Subscribers, including agreements related to the provision of Wireless services to M2M Connections.

“Subscribers” means all active or suspended customers (commercial and consumer) of the ACS Group with respect to ACS Wireless Activities in the State of Alaska, including Postpaid Subscribers and Prepaid Subscribers, but in no event including Internal Subscribers or Telular Subscribers.

“Target Closing Date” means the date that is two months after the Signing Date.

“Tax Benefit” has the meaning given such term in Section 11.6(b).

“Tax Return” means, with respect to a Person, any federal, state, local or foreign tax return, report, declaration of estimated Tax payments, statement, information return or statement, or other similar filing, including any related or supporting information with respect to any of the foregoing and any amendment thereof, filed or to be filed by such Person with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

“Tax Savings” has the meaning given such term in Section 11.6(b).

“Taxes” means (a) all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties fees, regulatory impositions, price support impositions or similar charges of any kind whatsoever, including all franchise, capital, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture gross receipts, universal service, recovery and other taxes and levies, and including all interest, penalties and additions imposed with respect to such amounts, and (b) any liability for any amounts described in clause (a) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or co-vendor, agent, responsible person, by contract, by operation of law or otherwise.

“Telular Agreement” means the Fixed Wireless Replacement Services Agreement substantially in the form of Exhibit G.

“Telular Subscribers” means customers purchasing only Fixed Wireless Replacement Services from any member of the ACS Group and no other Wireless services.

“Third Party” means any Person that is not a member of the ACS Group or any Affiliate thereof, the Company or any Affiliate thereof, GCI or any Affiliate thereof, or an officer or director of any of the foregoing.

“Transaction Opinion” means an opinion from a nationally recognized valuation or investment banking firm approved by GCI Parent in its reasonable discretion, addressed to GCI Parent opining that the Purchase Price to be paid for the consideration for the ACS Assets and the ACS AWN Interest represents at least reasonably equivalent value for such assets, as of the Closing Date.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transition Completion Date” means the date on which the Transition Completion (as defined in the Transition Support Agreement) occurs.

“Transition Contracts” means the Movius Contract and the R.I.M./Blackberry Contract. “Transition Services Agreement” means the Transition Services Agreement substantially in the form attached as Exhibit I.

“Transition Support Agreement” means the Transition Support and Pre-Closing Confidentiality Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Undisputed Amounts” has the meaning given such term in Section 2.3(h)(iii).

“Union” has the meaning given such term in Section 4.11.

“USAC” means the Universal Service Administrative Company.

“WARN Act” has the meaning given such term in Section 7.5(c).

“WiFi” means any wireless local area network technology that is based on the Institute of Electrical and Electronics Engineers’ (IEEE) 8.02.11 standards.

“Wireless” means (a) Commercial Mobile Radio Services (as defined by the Communications Act and the rules and regulations thereunder), (b) WiFi and (c) any additional mobile voice, text messaging and data products and services provided over wireless spectrum licensed or authorized for use by the FCC other than, in the case of clause (c), any such products or services provided by satellite directly to Wireless devices.

“2012 Purchase and Contribution Agreement” means the Asset Purchase and Contribution Agreement dated as of June 4, 2012 by and among ACS, ACS Wireless, GCI Parent, GCI Wireless and the Company.

1.2 Clarifications. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word “including” shall be deemed to be followed by the words “without limiting the generality of the foregoing”, and the word “or” has the inclusive meaning of “and/or”. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit or Schedule is a reference to a Section of this Agreement or an Exhibit or Schedule hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits and Schedules to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

SECTION 2. AGREEMENT TO PURCHASE AND SELL; PURCHASE PRICE

2.1 Purchase and Sale of Assets.

(a) [Intentionally Omitted]

(b) Subject to the terms and conditions set forth in this Agreement, at the Closing or, with respect to the Transition Contracts, on the Transition Completion Date and, with respect to the Assumed Leases, on the Assumed Leases Assumption Date, ACS shall cause one or more applicable members of the ACS Group to sell, assign, transfer, convey and deliver to GCI or an Affiliate of GCI designated by GCI, and GCI and any such Affiliate shall purchase from such members of the ACS Group, the ACS Assets, free and clear of any Liens (except for Permitted Liens), and without the creation of any successor or derivative liability by operation of law or otherwise, such sale, assignment, transfer conveyance and delivery to be effected by execution and delivery of the Instrument of Assignment. The ACS Assets are the following:

(i) ACS Subscriber Assets:

(1) All Assumed Contracts not included in the CDMA Core Assets, including any deposits or prepayments made thereunder;

(2) All Accounts Receivable (for the avoidance of doubt, whether or not constituting Eligible Accounts Receivable);

(3) Proprietary training materials primarily used in connection with the ACS Wireless Activities;

(4) All Leased Property leased pursuant to the Assumed Leases; and

(5) The Operating Company Number (OCN) 6304 assigned by NECA to ACS Wireless.

(ii) ACS Network Assets:

(1) All Drop Circuits;

(2) The CDMA Core Assets;

(3) The Network Information; and

(4) The Dedicated Microwave Circuits, other than Dedicated Microwave Circuits that were transferred to the Company pursuant to the 2012 Purchase and Contribution Agreement.

(iii) Originals or, if such originals are not available, copies of all Tax Returns regarding personal property and ad valorem Taxes imposed on the ACS Assets, to the extent each relates solely to the ACS Assets; provided, however, that the ACS Group may retain copies of any such Tax Returns; and

(iv) All books and records relating to the ACS Assets (except as expressly excluded by Section 2.4(e)), including executed copies of the Assumed Contracts, all Subscriber information, and all filings or records required to be kept by the FCC; provided, however, that the ACS Group may retain copies of any such books, records, Contracts and filings and such books, records, Contracts and filings shall constitute Information provided by GCI to ACS that is not previously known by, or in the possession of, the ACS Group and is subject to the obligation to keep such Information confidential in the manner and to the extent set forth in the Confidentiality Agreement, provided that the obligation to keep such Information confidential shall be extended to the date that is five years after the Signing Date.

(c) Subject to the terms and conditions set forth in this Agreement, at the Closing, ACS Wireless shall sell, assign, transfer, convey and deliver to GCI Wireless, and GCI Wireless shall purchase from ACS Wireless, the ACS AWN Interest, free and clear of any Liens (except for Permitted Liens described in clause (g) of the definitions of Permitted Liens), such sale, assignment, transfer, conveyance and delivery to be effected by the execution and delivery of the Assignment of Ownership Interest.

2.2 Purchase Price. The aggregate purchase price for the ACS Assets and the ACS AWN Interest shall be $300 million (the “Base Purchase Price”), subject to adjustment as provided in Section 2.3 (as so adjusted, the “Purchase Price”). GCI or GCI Wireless shall pay, and GCI Parent shall cause GCI and GCI Wireless to pay, the Purchase Price, without any deduction or withholding except as expressly permitted by this Agreement, as follows:

(a) $9 million of the Purchase Price (the “Escrow Amount”) shall be paid at Closing to the Escrow Agent to be held in escrow pursuant to the terms and conditions of the Escrow Agreement;

(b) $3 million of the Purchase Price (the “Deferred Payment Amount”) shall be paid to the ACS Group upon satisfaction by ACS of the delivery requirements set forth in Section 7.17;

(c) the balance of the Purchase Price (estimated as of the Closing Date as provided in Section 2.3) less the sum of the Escrow Amount and the Deferred Payment Amount shall be paid to the ACS Group on the Closing Date;

in the case of (b) and (c) by wire transfer of immediately available funds to an account or accounts designated by ACS no later than three Business Days prior to the Closing Date. The recipient or recipients of the Purchase Price designated by ACS shall be deemed to have received the Purchase Price on behalf of the selling members of the ACS Group in accordance with the Allocation Schedule.

2.3 Purchase Price Adjustments and Special Distribution. The Base Purchase Price shall be subject to adjustment in accordance with the following provisions of this Section 2.3:

( a) The Base Purchase Price shall be decreased by an amount equal to $2.4 million multiplied by the number of months (including partial months) during the period beginning on January 1, 2015 and ending on the Closing Date in which the Company makes interim monthly or quarterly Distributions to ACS Wireless in accordance with Section 5.5 of the Operating Agreement (the date of any such distribution, the “Distribution Date”); provided, however, that if the Closing has not occurred on or before the Target Closing Date and all ACS Closing Requirements have been satisfied or waived on or before the Target Closing Date, then the Base Purchase Price shall be decreased by an amount equal to $1.2 million (rather than $2.4 million) multiplied by the number of months (including partial months) during the period beginning on the Target Closing Date and ending on the Closing Date in which the Company makes Distributions to ACS Wireless as described in the preceding provisions of this sentence. For the avoidance of doubt, the first month in the period specified in the preceding sentence will be January 2015 if the Company makes a Distribution to ACS Wireless during such month that relates to the prior month (i.e., December 2014).

(b) If the Closing Date occurs on a day after the Distribution Date in January 2015, ACS Wireless shall receive, from the Company immediately prior to the Closing, a special Distribution from the Company in an amount equal to the product of (i) the number of days between the most recent Distribution Date and the Closing Date (including the Closing Date but not including the most recent Distribution Date), (ii) .0333 and (iii) $1.766 million; and the amount of such Distribution pursuant to this Section 2.3(b) shall in no event exceed $1.766 million. For the avoidance of doubt, the amount of such Distribution pursuant to this Section 2.3(b) resets to $-0- on each Distribution Date. For the avoidance of doubt, the Distribution provided for under this Section 2.3(b) will not be considered an adjustment to the Base Purchase Price. Subject to the foregoing, the Company agrees that it will not make a Distribution prior to the date that such Distribution is required to be made pursuant to the provisions of the Operating Agreement.

(c) The Base Purchase Price shall be decreased by the amount of the Estimated Subscriber Adjustment.

(d) The Base Purchase Price shall be (i) increased by the amount of Estimated Eligible Accounts Receivable and (ii) decreased by the sum of the amounts of the Estimated AWN Account Payable and the Estimated Assumed Subscriber Liabilities.

(e) At least two Business Days before the Closing Date, ACS shall prepare and deliver to GCI a statement (the “Statement of Estimates”) setting forth its good faith estimate of:

(i) the Subscriber Adjustment estimated as of the Closing Date or such other applicable date as provided in the definition of Subscriber Adjustment (the “Estimated Subscriber Adjustment”), which statement shall contain a calculation of the Estimated Subscriber Adjustment and a detailed report showing the Actual Postpaid Subscriber Count and the Actual Prepaid Subscriber Count, and a certificate of a financial officer of ACS that the Estimated Subscriber Adjustment was prepared in accordance with any applicable past practices of ACS for public reporting purposes, using the same methods, practices, principles, policies and procedures, with consistent classifications, judgments and methodologies;

(ii) Eligible Accounts Receivable estimated as of the Closing Date (the “Estimated Eligible Accounts Receivable”), which statement shall contain a calculation of Estimated Eligible Accounts Receivable and accounts receivable aging detail for each account, and a certificate of a financial officer of ACS that the Estimated Eligible Accounts Receivable was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of ACS for the most recent fiscal year end;

(iii) the Assumed Subscriber Liabilities estimated as of the Closing Date (the “Estimated Assumed Subscriber Liabilities”), which statement shall contain a calculation of Estimated Assumed Subscriber Liabilities and a report showing the amount of deferred revenue derived from the financial reporting system with sufficient detail to establish the allocation of such deferred revenue and its appropriate Subscribers, and a certificate of a financial officer of ACS that the Estimated Assumed Subscriber Liabilities was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of ACS for the most recent fiscal year end; and

(iv) the AWN Account Payable estimated as of the Closing Date (the “Estimated AWN Account Payable”), which statement shall contain a calculation of Estimated AWN Account Payable and a detailed report showing the amount of retail revenue for traditional postpaid plans and services for the relevant periods and such details and such other information as is required under the FNUA with respect to postpaid and other plan fees and charges, and a certificate of a financial officer of ACS that the Estimated AWN Account Payable was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of ACS for the most recent fiscal year end.

(f) If, within 60 days after the Closing Date, GCI gives written notice to ACS that it accepts the calculations of Estimated Eligible Accounts Receivable, Estimated Assumed Subscriber Liabilities, Estimated AWN Account Payable or Estimated Subscriber Adjustment as

set forth in the Statement of Estimates (or fails to provide ACS with written notice within such 60 day period that it does not accept any calculation set forth in the Statement of Estimates), then such calculations shall be accepted and agreed in the form delivered in the Statement of Estimates and no Post-Closing Adjustment shall be made with respect to the Estimated Eligible Accounts Receivable, Estimated Assumed Subscriber Liabilities, Estimated AWN Account Payable or Estimated Subscriber Adjustment, as the case may be. If GCI does not accept the Statement of Estimates with respect to one or more of the Estimated Eligible Accounts Receivable, Estimated Assumed Subscriber Liabilities, Estimated AWN Account Payable or Estimated Subscriber Adjustment, then within 60 days after the Closing Date, GCI shall prepare and deliver to ACS a statement setting forth its calculation of the Purchase Price adjustments not accepted by GCI (the “Closing Calculation Statement”) which statement shall contain the same details as required in Sections 2.3(e)(i), (ii), (iii) and (iv) and a certificate of an authorized officer of GCI Parent that the applicable calculations were prepared in accordance with GAAP (to the extent applicable) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of ACS for the most recent fiscal year end. During this 60 day period, GCI shall have full access to the books and records of ACS and its Affiliates, the personnel of, and work papers prepared by, ACS, its Affiliates and/or their respective accountants to the extent that they relate to the calculation of the Estimated Subscriber Adjustment, Estimated Eligible Accounts Receivable, Estimated Assumed Subscriber Liabilities or the Estimated AWN Account Payable and to such historical financial information (to the extent in such Person’s possession) relating to such calculations as GCI may reasonably request (at reasonable times) for the purpose of reviewing the calculations and to prepare the Closing Calculation Statement; provided, however, that such access shall be in a manner that does not interfere with the normal business operations of ACS or its Affiliates.

(g) Subject to Section 2.3(h), if (i) the Purchase Price as adjusted to account for the amount of the Estimated Subscriber Adjustment, Estimated Eligible Accounts Receivable, the Estimated Assumed Subscriber Liabilities and the Estimated AWN Account Payable exceeds (ii) the Purchase Price as adjusted to account for the amounts of the Subscriber Adjustment, Eligible Accounts Receivable, Assumed Subscriber Liabilities and AWN Account Payable accepted by GCI or set forth in the Closing Calculation Statement, as applicable, then ACS shall pay to GCI an amount equal to such excess. If (i) the Purchase Price as adjusted to account for the amounts of the Subscriber Adjustment, Eligible Accounts Receivable, Assumed Subscriber Liabilities and AWN Account Payable accepted by GCI or set forth in the Closing Calculation Statement, as applicable, exceeds (ii) the Purchase Price as adjusted to account for the amount of the Estimated Subscriber Adjustment, Estimated Eligible Accounts Receivable, Estimated Assumed Subscriber Liabilities and Estimated AWN Account Payables, then GCI shall pay to ACS an amount equal to such excess. The amount payable pursuant to this Section 2.3(g) is referred to as the “Post-Closing Adjustment”.

(h) (i) Examination. After receipt of the Closing Calculation Statement, ACS shall have 30 days (the “Review Period”) to review the Closing Calculation Statement. During the Review Period, ACS shall have full access to the books and records of GCI, the personnel of, and work papers prepared by, GCI, its Affiliates and/or their respective accountants to the extent that they relate to the Closing Calculation Statement and to such historical financial information

(to the extent in such Person’s possession) relating to the Closing Calculation Statement as ACS may reasonably request (at reasonable times) for the purpose of reviewing the Closing Calculation Statement and to prepare a Statement of Objections (defined below), provided, however, that such access shall be in a manner that does not interfere with the normal business operations of GCI or its Affiliates.

(ii) Objection. On or prior to the last day of the Review Period, ACS may object to the Closing Calculation Statement by delivering to GCI a written statement setting forth objections of ACS in reasonable detail, indicating each disputed item or amount and the basis for ACS’s disagreement therewith (the “Statement of Objections”). If ACS fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Calculation Statement and the Post-Closing Adjustment, as the case may be, shall be deemed to have been accepted by ACS. If ACS delivers the Statement of Objections before the expiration of the Review Period, GCI and ACS shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Calculation Statement with such changes as may have been previously agreed in writing by GCI and ACS, shall be final and binding.

(iii) Resolution of Disputes. If ACS and GCI fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period (any amounts remaining in dispute, “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”), then GCI and ACS shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than GCI’s accountants or ACS’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment. If GCI and ACS are unable to so select the Independent Accountant within 20 days after the end of the Resolution Period, the American Arbitration Association shall make such selection. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Calculation Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by ACS, on the one hand, and by GCI, on the other hand, based upon the percentage that the amount actually contested but not awarded to ACS or GCI, respectively, bears to the aggregate amount actually contested by ACS and GCI.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Calculation Statement shall be conclusive and binding upon the Parties.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the amounts set forth in Section 2.3(g) in respect of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within ten Business Days of acceptance of the applicable Closing Calculation Statement or (y) if there are Disputed Amounts, then, with respect to any Undisputed Amounts, within ten Business Days of the agreement with respect to such Undisputed Amounts and, with respect to Disputed Amounts, within ten Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by GCI or ACS, as the case may be. The Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(i) For purposes of this Section 2.3, the methods, practices, principles, policies and procedures for the calculation of amounts pursuant to this Section 2.3 shall be as set forth on Schedule 2.3 for the respective Purchase Price adjustment as specified on such Schedule.

2.4 Excluded Assets. The ACS Assets being sold hereunder shall exclude the following assets:

(a) Each member of the ACS Group’s cash on hand as of the Closing Date and all other cash and cash equivalents in any member of the ACS Group’s bank, savings or other depository accounts; any and all letters of credit or other similar items; and any stocks, bonds, certificates of deposit and similar investments;

(b) Any Contracts other than the Assumed Contracts, including the Excluded Business Customer Contracts as set forth on Schedule 2.4;

(c) Any Contract for which a Non-Election Notice is delivered by GCI pursuant to Section 7.8(a);

(d) Any handset and accessory inventory, except as otherwise provided in any Ancillary Agreement;

(e) Any books and records that ACS is required by any Legal Requirement to retain (subject to the right of GCI to access and to copy for a period of three years after the Closing Date), and the corporate minute books and other books and records related to internal corporate matters of any member of the ACS Group;

(f) Any claims, rights and interest in and to any refunds of federal, state or local income or other Taxes, fees or assessments for periods (or portions thereof) ending on or prior to the Closing Date or otherwise relating to the Excluded Assets, Excluded Liabilities or any other Tax for which ACS is liable pursuant to Section 7.3;

(g) All judgments, choses in action or Proceedings of the ACS Group relating to the ownership or operation of the ACS Assets or conduct of the ACS Wireless Activities prior to the Closing Date;

(h) All Employee Plans, Compensation Arrangements and employment agreements of any member of the ACS Group;

(i) The account books of original entry, general ledgers, and financial records except to the extent specifically identified in Section 2.1(b)(iv);

(j) Medical records and personnel records to the extent required by Legal Requirements;

(k) Insurance policies and rights and claims thereunder;

(l) All Tax Returns and all supporting documentation for such Tax Returns, except to the extent specifically identified in Section 2.1(b)(iii);

(m) All Intellectual Property;

(n) All right and assets (other than Drop Circuits) primarily used to provide wireline services;

(o) All real property other than the Leased Property leased pursuant to the Assumed Leases;

(p) All WiFi equipment and DSL routers;

(q) All voicemail hardware and software other than Assumed Contracts;

(r) All vehicles;

(s) All office furniture, office fixtures, office appliances and office equipment other than the Leased Property leased pursuant to the Assumed Leases;

(t) All inventory other than inventory included in the CDMA Core Assets;

(u) Any right or asset used by any member of the ACS Group to provide local exchange services under the Communications Act;

(v) Any right or asset used by any member of the ACS Group to provide any service under the Transition Services Agreement

(w) All assets located in the ACS Group’s (or its Affiliates’) retail stores that are not required, pursuant to the applicable Lease, to remain in such stores upon the expiration or termination of such Lease; and

(x) The assets set forth on Schedule 2.4.

2.5 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, GCI or GCI Wireless, as applicable, shall assume, effective as of the Closing or, with respect to the Transition Contracts, on the Transition Completion Date and, with respect to the Assumed Leases, on the Assumed Leases Assumption Date, and from and after the Closing, the Transition Completion Date or the Assumed Leases Assumption Date, as applicable, GCI or GCI Wireless, as applicable, shall pay, perform and discharge when due, all the following liabilities, obligations and commitments of the ACS Group (the “Assumed Liabilities”), such assumption to be evidenced where appropriate by execution and delivery of an Instrument of Assumption, other than any Excluded Liabilities:

(a) All liabilities, obligations and commitments under the Assumed Contracts to the extent accruing and related to the period after Closing; and

(b) All liabilities, obligations and commitments with respect to the ownership of the ACS AWN Interest to the extent accruing and related to the period after Closing.

2.6 Excluded Liabilities. Neither GCI nor GCI Wireless shall assume or be obligated to pay, perform or otherwise discharge any liability or obligation of the ACS Group, whether direct or indirect, known or unknown, absolute or contingent, not expressly assumed by GCI or GCI Wireless pursuant to Section 2.5 (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.5 or by operation of law or otherwise, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(a) Any liabilities in respect of Taxes for which any member of the ACS Group is liable for periods ending as of the effectiveness of the Closing;

(b) Any costs and expenses incurred by the ACS Group in connection with the Transactions, including in connection with its negotiation and preparation of this Agreement and the Ancillary Agreements and its performance and compliance with the agreements and conditions contained herein and therein;

(c) Any liabilities, obligations or commitments in respect of any Excluded Assets;

(d) Any liabilities, obligations or commitments in respect of any Proceedings to which the ACS Group is a party prior to the Closing;

(e) Any liabilities, obligations or commitments in respect of employees of the ACS Wireless Activities;

(f) Any liabilities, obligations or commitments resulting from any Environmental Claims (regardless of whether any representation or warranty contained in Section 4.8 is incorrect) related to the ownership or operation of the ACS Assets related to the period prior to the Effective Time;

(g) Any liabilities, obligations or commitments in respect of any universal service support received from the federal or Alaska Universal Service Funds with respect to ACS Wireless Activities prior to the Closing;

(h) Any liabilities, obligations or commitments owed to or claimed by USAC or the FCC pursuant to the federal Lifeline program with respect to ACS Wireless Activities prior to Closing or with respect to the obligation to report line counts and other information to USAC, including any forfeitures, fines or monetary judgments; and

(i) Any liabilities, obligations or commitments resulting from any member of the ACS Group failing to comply with any Legal Requirements with respect to ACS Wireless Activities prior to Closing.

SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING ACS AND ACS WIRELESS

Each of ACS and ACS Wireless, jointly and severally, represents and warrants to GCI and GCI Wireless, as of the date hereof and as of the Closing Date except insofar as such representations and warranties are made as of the date hereof or any other specified date (in which case as of such date), as follows:

3.1 Organization, Standing and Authority. Such Person is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and such Person is duly qualified to conduct business in all such foreign jurisdictions in which such qualification is necessary for its conduct of the ACS Wireless Activities and to hold the ACS AWN Interest. Such Person and its Affiliates have all requisite power (i) to own, lease, and use the ACS Assets as presently owned, leased, and used, (ii) to conduct the ACS Wireless Activities as presently conducted, (iii) to hold the ACS AWN Interest, and (iv) to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms. Neither such Person nor any of its Affiliates is a participant in any joint venture or partnership with any other Person with respect to any part of the ACS Wireless Activities or the ACS Assets.

3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the Ancillary Agreements by such Person have been duly authorized by all necessary corporate action on the part of such Person. No approval or consent from any of its shareholders is required for such Person to execute, deliver or perform this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement has been duly executed and delivered by such Person and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the Enforceability Exceptions.

3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery and performance of this Agreement and the Ancillary Agreements (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any Person; (ii) will not conflict with any provision of the organizational documents of such Person; (iii) will not conflict with, result in a breach of, or constitute a default under, any applicable Legal Requirements; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which such Person is a party or by which such Person may be bound; and (v) will not create any Lien upon the ACS Assets or the ACS AWN Interest.

3.4 Claims and Legal Actions. Except as set forth in Schedule 3.4, there is no material Proceeding, or any order, decree or judgment, in progress or pending, or to the Knowledge of such Person, threatened, against or relating to such Person or any of its Affiliates relating to the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest, or to such Person’s performance of its obligations under this Agreement or the consummation of the Transactions. To the best of such Person’s Knowledge there are no pending written complaints by customers or other users of such Person’s or any of its Affiliates’ services that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the ACS Assets, the financial condition of the ACS Wireless Activities or the ACS AWN Interest. Other than requests described in Schedule 3.4, no written requests have been received by such Person or any of its Affiliates during the preceding two year period from the FCC, any state regulatory authority or other Governmental Authority or any other Person challenging or questioning the right of such Person or its Affiliates to conduct the ACS Wireless Activities.

3.5 Compliance with Laws. Except as set forth in Schedule 3.5, such Person and its Affiliates have complied with, and to such Person’s Knowledge, the ACS Wireless Activities and the ACS Assets are in compliance with, in all material respects, all applicable Legal Requirements and such Person and its Affiliates have not received any notice of any claim that such Person or any of its Affiliates is not in compliance with any applicable Legal Requirements, in each case, except where such noncompliance would not reasonably be expected to have a material impact, including the following Legal Requirements:

(a) Communications Act. The Communications Act, including FCC filing requirements, notices to subscribers and FCC equal opportunity rules;

(b) FCC Rules and Regulations. Rules and regulations of the FCC; and

(c) RCA Rules and Regulations. Rules and regulations of the RCA.

3.6 Solvency. After giving effect to the Transactions, such Person and each of its Affiliates that is transferring any of the ACS Assets or the ACS AWN Interest pursuant to this Agreement is solvent and each shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any such Person or any of its Affiliates. In connection with the Transactions, neither such Person nor any of its Affiliates has incurred, or plans to incur, debts beyond its ability to pay as they become absolute and matured.

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING THE ACS ASSETS AND THE ACS AWN INTEREST

Each of ACS and ACS Wireless, jointly and severally, represents and warrants to GCI and GCI Wireless with respect to the ACS Wireless Activities, the ACS Assets and the ACS AWN Interest, as of the date hereof and as of the Closing Date (and to the extent related to the Transition Contracts, as of the Transition Completion Date, and to the extent related to the

Assumed Leases or the Leased Property pursuant to any Assumed Leases, as of the Assumed Leases Assumption Date) except insofar as such representations and warranties are made as of the date hereof or any other specified date (in which case as of such date), as follows:

4.1 Sufficiency of Assets. Except as set forth in Schedule 4.1 and except for the Excluded Assets, the ACS Assets, together with the ACS AWN Interest and the rights, assets and services made available pursuant to the Ancillary Agreements (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct the ACS Wireless Activities in substantially the manner presently operated by the ACS Group and (ii) include all of the assets of such Person and its Affiliates which are used primarily in the ACS Wireless Activities.

4.2 Contracts.

(a) ACS has delivered or provided to GCI copies of all material Contracts (other than Subscriber Contracts and Contracts set forth on Schedule 4.1) required to enable the ACS Group to conduct the ACS Wireless Activities in all material respects as presently conducted. True and complete copies of all Assumed Contracts (together with all amendments thereto) other than Subscriber Contracts have been delivered to GCI. All Assumed Contracts are in full force and effect, and are in all material respects valid, binding and enforceable in accordance with their respective terms. None of the Assumed Contracts would be materially breached by virtue of the Transactions or by virtue of the assignments thereof to GCI or as otherwise contemplated by this Agreement; provided, however, that the Consents are obtained. Except as set forth in Schedule 4.2, there is not under any Assumed Contract any default by the ACS Group or any of its Affiliates or, to its Knowledge, any other party thereto, or any event which, after notice or lapse of time, or both, would constitute a material default which would give any party the right to terminate such Assumed Contract. Except as expressly set forth in Schedule 4.2, the ACS Group has not received any written notice of any intention by any party to any material Assumed Contract (i) to amend the terms thereof in a manner that would materially and adversely affect the ACS Group’s rights thereunder, or to terminate such Contract, (ii) to refuse to renew the same upon expiration of its term, or (iii) to renew the same upon expiration only on terms and conditions which materially and adversely affect the ACS Group’s rights thereunder.

(b) Except as set forth in Schedule 4.2, there are no Assumed Contracts in effect on the date hereof between the ACS Group or any of its Affiliates and (i) any of its Affiliates, (ii) any of its or its Affiliates’ officers, directors, shareholders, members, managers or “associates” (as defined in the Exchange Act), or (iii) any Affiliate or “associate” (as defined in the Exchange Act) of any of the Persons listed in clause (ii).

(c) ACS has delivered to GCI either the form of each type of, or the specific, Subscriber Contract (consumer and commercial) in electronic or paper form other than those that were individually negotiated. Other than those Subscriber Contracts that were individually negotiated, all Subscriber Contracts conform to the specific Contract previously delivered to GCI or one of the types of Contract forms previously delivered to GCI. All Subscriber Contracts that were individually negotiated are on terms that are commercially reasonable in light of the practices in the industry at the time such contracts were entered into and such contracts do not contain most favored nation provisions, restrictions on offerings or providing services to third parties, requirements of the service providers to make capital expenditures, prepayments for services to be provided after the Closing Date (other than as reflected in Assumed Subscriber Liabilities) or termination or expiration dates later than December 31, 2019. The Subscriber Contracts were entered into in the ordinary course of business. Upon assignment and transfer of the Subscriber Contracts to GCI under this Agreement, GCI will have the right to receive all revenue, fees, and charges associated with the Wireless services provided pursuant to such Subscriber Contracts after Closing.

4.3 Title to and Condition of Leased Property.

(a) The Leased Property Schedule lists all Leases that ACS proposes to terminate or assign.

(b) The ACS Group and its Affiliates have marketable title or leasehold interests, as the case may be, to all Leased Property free and clear of all Liens except for Liens set forth on the Leased Property Schedule and Permitted Liens.

(c) All of such Leased Property (i) is in good condition and repair (ordinary wear and tear excepted), and (ii) subject to receipt of the Consents and payment of any rent obligations in respect thereto that are not overdue, would be available for immediate use by GCI for Wireless activities, as of the applicable transfer date. All Leased Property (i) has been maintained in a manner consistent with generally accepted industry standards, and (ii) permits the ACS Wireless Activities to operate in all material respects in accordance with the terms of the Assumed Contracts and all applicable Legal Requirements as currently in effect.

4.4 Intellectual Property. Other than (i) the Intellectual Property being provided pursuant to the Ancillary Agreements and (ii) any know-how, business processes and related tools (including models and spreadsheets), there is no Intellectual Property that any member of the ACS Group uses in connection with the ACS Wireless Activities that is necessary to conduct the ACS Wireless Activities in substantially the manner presently operated by the ACS Group, other than Intellectual Property previously contributed to or otherwise acquired by the Company. To the Knowledge of ACS, the Intellectual Property licensed to GCI pursuant to the IP License Agreements, as currently used by ACS, does not infringe the Intellectual Property of any Third Party in any material respect.

4.5 Consents. Except for the Consents described in Schedule 4.5, no Consent of, or filing with, any Governmental Authority is required to permit any member of the ACS Group (i) to consummate this Agreement and the Transactions or (ii) to permit such Person to assign or transfer the ACS Assets and the ACS AWN Interest as contemplated hereby. Except for the Consents described in Schedule 4.5, no Consent with respect to an Assumed Contract (other than a Subscriber Contract) or a material Contract is required to be obtained by any member of the ACS Group (i) to consummate this Agreement and the Transactions or (ii) to permit such Person to assign or transfer the ACS Assets and the ACS AWN Interest as contemplated hereby. For purposes of this Section 4.5, a material Subscriber Contract shall mean a Subscriber Contract for more than 100 lines.

4.6 Licenses and FCC Matters. Schedule 4.6 lists all of the material Licenses required to enable the ACS Group or its Affiliates to carry on the ACS Wireless Activities as presently conducted. All material required reports of the ACS Group and its Affiliates to the FCC or RCA, including those relating to Taxes administered by the FCC, are true and correct in all material respects and have been duly filed. The ACS Group and its Affiliates have all of the material Licenses required under all applicable FCC RCA rules, regulations and orders for the operations of the ACS Wireless Activities and to receive Universal Service Support, and are licensed in all material respects to operate all of the ACS Wireless Activities required by Legal Requirements to be licensed.

4.7 Insurance and Bonds. The ACS Wireless Activities and the ACS Assets are insured against claims, loss or damage in amounts set forth in Schedule 4.7. Schedule 4.7 provides a true and complete list of all surety and performance bonds or letters of credit maintained in connection with the ACS Wireless Activities.

4.8 Environmental Law. Except as disclosed in Schedule 4.8, to the Knowledge of ACS (i) operations by the ACS Group and its Affiliates with respect to the ACS Wireless Activities comply in all material respects with all applicable Environmental Laws; (ii) the ACS Group and its Affiliates have not used any Leased Property for, and have no Knowledge that such Leased Property has previously been used for, the manufacture, transportation, treatment, storage or disposal of Hazardous Substances except for such use of Hazardous Substances (for backup power and ordinary maintenance) customary in the construction, maintenance and operation of the ACS Assets and the ACS Wireless Activities and in amounts or under circumstances that would not reasonably be expected to give rise to any material liability for remediation; and (iii) such Leased Property complies in all material respects with all applicable Environmental Laws. Except as described in Schedule 4.8, to the Knowledge of ACS, no underground storage tanks have been installed by or are used by the ACS Group or any of its Affiliates at any of its Leased Property. ACS has delivered to GCI true and complete copies of all environmental reports and studies in the possession of or reasonably available to ACS with respect to the Leased Property. The ACS Group and its Affiliates are not, to the Knowledge of ACS, the subject of (x) any “Superfund” evaluation or Proceeding in connection with its Leased Property, (y) any Proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with its Leased Property, or (z) any Environmental Claim.

4.9 Taxes and Tax Returns. All Tax Returns relating to the ACS Assets or the ACS Wireless Activities required to have been filed have been duly and timely filed with the appropriate Governmental Authorities. All such Tax Returns are true, correct and complete in all material respects and properly reflect the liabilities for Taxes for the periods, property or events covered thereby. All material Taxes due and payable with respect to the ACS Assets or the ACS Wireless Activities have been timely and duly paid to the appropriate Governmental Authority.

4.10 Conduct of Activities in Ordinary Course. Since December 31, 2013, through the date of this Agreement, the ACS Group and its Affiliates have conducted the ACS Wireless Activities and owned and maintained the ACS Assets only in the ordinary course and have not:

(a) Suffered any material adverse change in the ACS Wireless Activities, the ACS Assets or condition (financial or otherwise), including any damage, destruction or loss affecting the ACS Assets, other than any material adverse change resulting from general economic conditions, governmental regulations or otherwise affecting the Wireless services industry generally; or

(b) Made any sale, assignment, lease or other transfer of any properties used in the ACS Wireless Activities other than in the normal and usual course of business with suitable replacements being obtained therefor.

4.11 Unions. Subject to obtaining the applicable Consent, the ACS Group and its Affiliates are not party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”) that would be binding upon GCI or any of its Affiliates, that would impose on GCI or any of its Affiliates any duty to bargain with any Union or that would impose any successor liability or obligation on GCI or any of its Affiliates or their property.

4.12 Software and Hardware. All material third party software licenses and hardware used in the ACS Wireless Activities and included in the ACS Assets is currently supported by the vendor of such software licenses or hardware.

4.13 ACS AWN Interest. ACS Wireless owns the ACS AWN Interest, free and clear of all Liens except for Liens set forth on Schedule 4.13 and Permitted Liens described in clause (g) of the definition of Permitted Liens. This Section 4.13 comprises the sole and exclusive representations and warranties of ACS and ACS Wireless relating to the ACS AWN Interest. For the avoidance of doubt, ACS and ACS Wireless make no representations or warranties relating to the assets, liabilities, business or operations of the Company.

4.14 Accounts Receivable. All Accounts Receivable represent fees or charges for sales actually made or services actually performed in the ordinary course of business consistent with past practices, and all Eligible Accounts Receivable are legal, validly subsisting and binding claims against the respective debtors as to which performance has been rendered. Unless paid, written off, or reserved against in the ordinary course of business consistent with past practice prior to the Closing Date, to the Knowledge of ACS, Eligible Accounts Receivable are collectible in the ordinary course of business consistent with past practice net of respective reserves against such Eligible Accounts Receivable, which such reserves are commercially reasonable and have been determined in accordance with GAAP. Except to the extent reserved against, no counterclaims or offsetting claims with respect to such Eligible Accounts Receivable are pending or, to the Knowledge of ACS, threatened.

4.15 Drop Circuits. Schedule 4.15 lists all Drop Circuits that were granted as IRUs by ACS to AWN in the Contribution IRU Agreement or ordered subsequently by AWN under the Contribution IRU Agreement. The Drop Circuits (i) are to the Knowledge of ACS in good condition and repair (ordinary wear and tear excepted), and (ii) are, and have been, maintained in accordance with industry standards.

4.16 Dedicated Microwave Circuits. Schedule 4.16 lists all Dedicated Microwave Circuits. The Dedicated Microwave Circuits described in Section 2.1(b)(ii)(4) (i) are to the Knowledge of ACS in good condition and repair (ordinary wear and tear excepted), and (ii) are, and have been, maintained in accordance with industry standards.

4.17 IT Systems Architecture. ACS has delivered to GCI the diagrams and descriptions of ACS’s IT systems architecture used to conduct ACS Wireless Activities set forth on Schedule 4.17. The diagrams and descriptions are correct and complete and accurately depict such network in all material respects.

4.18 CDMA Core Assets. Except as set forth in Schedule 4.18 and except for the Excluded Assets, the CDMA Core Assets, when combined with the assets and rights previously transferred, assigned and granted to the Company and the rights, assets and services made available pursuant to the Ancillary Agreements, and excluding assets and rights not dedicated to ACS Wireless Activities, constitute all Contracts, rights and property necessary for the Company to operate the CDMA Core in substantially the manner currently provided and operated.

4.19 Full Disclosure. No representation or warranty made by ACS or ACS Wireless herein or in any certificate, document or other instrument furnished or to be furnished by such Person pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact known to such Person and required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF GCI PARENT, GCI AND GCI WIRELESS

Each of GCI Parent, GCI and GCI Wireless, jointly and severally, represents and warrants to ACS and ACS Wireless, as of the date hereof and as of the Closing Date except insofar as such representations and warranties are made as of the date hereof or any other specified date (in which case as of such date), as follows:

5.1 Organization, Standing and Authority. Such Person is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and such Person is duly qualified to conduct business in all such foreign jurisdictions in which such qualification is necessary for its conduct of its respective business.

5.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the Ancillary Agreements by such Person have been duly authorized by all necessary corporate or limited liability company action on the part of such Person. No approval or consent from any of its shareholders or members is required for such Person to execute, deliver or perform this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement has been duly executed and delivered by such Person and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the Enforceability Exceptions.

5.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery and performance of this Agreement and the Ancillary Agreements (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any Person; (ii) will not conflict with any provision of the organizational documents of such Person; (iii) will not conflict with, result in a breach of, or constitute a default under, any applicable Legal Requirements; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which such Person is a party or by which such Person may be bound.

5.4 Consents. Except as set forth in Schedule 5.4, no Consent of, or filing with, any Governmental Authority is required to permit GCI, GCI Wireless or GCI Parent to consummate this Agreement and the Transactions.

5.5 Claims and Legal Actions. There is no Proceeding, or any order, decree or judgment, in progress or pending, or to the Knowledge of such Person, threatened, against or relating to such Person or any of its Affiliates relating to such Person’s performance of its obligations under this Agreement or the consummation of the Transactions.

5.6 Investment Intent. GCI Wireless is acquiring the ACS AWN Interest for investment purposes only, for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof within the meaning of Section 2(11) of the Securities Act.

5.7 Ability to Obtain Financing. As of the date hereof, none of GCI Parent, GCI and GCI Wireless have any reason to believe that the financing to fund the Purchase Price will not be available on commercially reasonable terms and conditions (or that GCI will not be able to satisfy any conditions to such financing) such that the condition set forth in Section 8.2(m) will be satisfied on the Target Closing Date or at such later time when the other conditions set forth in Section 8.2 have been satisfied or waived.

5.8 Full Disclosure. No representation or warranty made by GCI or GCI Wireless herein or in any certificate, document or other instrument furnished or to be furnished by such Person pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact known to such Person and required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

SECTION 6. COVENANTS

6.1 Pre-Closing Covenants. Unless ACS shall have obtained the prior written consent of GCI Parent, between the date hereof and the Closing Date (or the Transition Completion Date with respect to the Transition Contracts or the Assumed Leases Assumption Date with respect to the Assumed Leases and the Leased Property pursuant to any Assumed Leases), each of ACS and ACS Wireless shall conduct, and shall cause its Affiliates to conduct, the ACS Wireless Activities in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with such Party’s other obligations hereunder) and shall abide by the following negative and affirmative covenants:

(a) Negative Covenants. Such Person shall not, and shall cause its Affiliates to not, do any of the following:

(1) Contracts. (i) Modify, amend in any material respect or enter into any new Affiliate Contracts affecting the ACS Wireless Activities other than the Ancillary Agreements; or modify or amend in any material respect any Assumed Contract except (other than with respect to Affiliate Contracts) modifications or amendments in the ordinary course of business that are consistent with past practices; (ii) enter into any new Contracts that will be binding on GCI except Subscriber Contracts (other than Affiliate Contracts) entered into in the ordinary course of business that are consistent with past practices or any Contracts that are permitted under clause (7) below; or (iii) enter into any modification or amendment to any Assumed Contract, or enter into any new Contract, that would require a new or additional Consent other than business Subscriber Contracts pursuant to which the Subscriber has specifically required that a Contract containing a provision requiring Consent be included in such Contract;

(2) Disposition of Assets. Sell, assign, lease, or otherwise transfer or dispose of any of the ACS Assets, except for assets consumed or disposed of in the ordinary course of business that are obsolete and no longer usable in the ACS Wireless Activities or are replaced by property of equivalent kind and value and except transfers to Affiliates of such Person in order to facilitate the Transactions;

(3) Liens. Create, assume or permit to exist any Liens upon the ACS Assets, except for Permitted Liens and except any Liens that will be removed prior to Closing;

(4) Licenses. Do any act or fail to do any act which could reasonably be expected to result in the expiration, revocation, suspension, non-renewal or materially adverse modification of any of such Person’s Licenses, or fail to prosecute with due diligence any material applications to any Governmental Authority in connection with the ACS Wireless Activities;

(5) No Inconsistent Action. Take any action which is inconsistent in any material respect with such Person’s obligations hereunder or which would reasonably be expected to materially hinder or delay the consummation of the Transactions;

(6) Offers. Sell, dispose of or offer to sell or dispose (including by way of merger or equity sale or issuance) of any of the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest, or participate in any discussions pertaining to, or entertain offers for any of, the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest or otherwise negotiate for the sale of any of the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest or make information about the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest available to any Third Party in connection with the possible sale of the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest;

(7) Promotions. Offer Wireless subscribers or customers marketing promotions, or solicit prospective Wireless subscribers or customers through the use of marketing promotions, except for marketing promotions that are consistent with past practices or that do not contain discounts or waivers of costs, fees or charges that are materially less favorable to the service provider than comparable service offerings by other market participants, provided that any offer of a premium, payment, waiver or discount all of which is paid by or funded by ACS is permitted;

(8) Internal Subscribers. Hinder or interfere with GCI’s efforts to enter into Wireless subscriber contracts with Internal Subscribers. ACS agrees that it shall, and shall cause its Affiliates to, give GCI a right of first offer to provide Wireless services to such Internal Subscribers; or

(9) Waivers. Waive any material right relating to the ACS Wireless Activities, the ACS Assets or the ACS AWN Interest.

(b) Affirmative Covenants. Such Person shall do, and shall cause its Affiliates to do, the following:

(1) Access to Information. Subject to the requirements set forth in Section 7.9, allow GCI Parent and its authorized representatives reasonable access upon reasonable notice at GCI Parent’s expense during normal business hours to the ACS Assets and to all other properties, equipment, books, records, Contracts and documents relating to the ACS Assets and the ACS Wireless Activities for the purpose of audit and inspection and shall provide GCI Parent with such information as it may reasonably request for the purpose of allowing the review necessary to issue the Transaction Opinion, and furnish or cause to be furnished to GCI Parent or its authorized representatives all information directly related to the ACS Wireless Activities, as GCI Parent may reasonably request. Any such audit, investigation or request for information shall be conducted in such a manner as not to interfere unreasonably with the ACS Wireless Activities, provided, however, that (i) neither the furnishing of such information to GCI Parent or its representatives nor any investigation made heretofore or hereafter by GCI Parent shall affect the right of GCI Parent or its Affiliates to rely on any representation or warranty made by the ACS Group or its Affiliates in this Agreement or such Person’s or its Affiliates’ covenants set forth herein, each of which representations, warranties and covenants shall survive any furnishing of information to, or any investigation by or Knowledge of GCI in accordance with Section 11.2 and (ii) all such information shall be subject to the confidentiality requirements set forth in Section 7.9;

(2) Maintenance of Assets. Use its commercially reasonable efforts to maintain all Drop Circuits, Dedicated Microwave Circuits and Leased Property in good condition (ordinary wear and tear excepted) in a manner consistent with generally accepted industry standards, and use all of the foregoing assets in a reasonable manner;

(3) Insurance. Use its commercially reasonable efforts to maintain insurance policies covering the ACS Wireless Activities and the ACS Assets in such amounts and with such coverages as are customarily maintained by similarly situated Persons consistent with past practices;

(4) Consents. Use its commercially reasonable efforts to obtain the Consents required for each member of the ACS Group to consummate the Transactions and to assign and transfer the ACS Assets to GCI or the Company, as applicable;

(5) Books and Records. Maintain the books and records of the ACS Group with respect to ACS Wireless and the ACS Assets in accordance with past practices and generally accepted accounting principles;

(6) Notification. Promptly notify GCI Parent of any fact or condition known to such Person that causes or constitutes a material breach of any representation, warranty, covenant or commitment made by such Person in this Agreement or any material change in any of the information contained in such Person’s and its Affiliates’ representations and warranties contained herein or in the Schedules hereto;

(7) Compliance with Laws. Comply in all material respects with all Legal Requirements applicable to the operation of the ACS Wireless Activities and the ownership of the ACS Assets and the ACS AWN Interest;

(8) Keep Organization Intact. Use such Person’s commercially reasonable efforts to preserve intact its business and organization relating to the ACS Wireless Activities and preserve for GCI the related goodwill of its suppliers, customers and others having business relations with it;

(9) Contracts. Prior to the Closing Date, promptly notify GCI regarding any Contracts entered into or modified between the date hereof and the Closing Date of the type required to be listed in Schedule 4.2, and promptly provide copies of such Contracts and any amendments;

(10) CETC. Take all commercially reasonable actions necessary to assure continued receipt of CETC Cash Flow, including the filing for time periods that occur prior to Closing for which payment is to be received after Closing, and the continued filing of high cost line counts;

(11) Lifeline. Take all commercially reasonable actions necessary to assure continued receipt of payments for Lifeline Subscribers through the federal Lifeline program, including the certification and recertification of Lifeline Subscribers;

(12) Offers. Promptly notify GCI Parent of any offer or proposal by any Person concerning any (i) merger, consolidation, other business combination or similar transaction involving the ACS Assets or the ACS Wireless Activities, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing a majority of the consolidated assets, revenues or net income of the ACS Assets or the ACS Wireless Activities, (iii) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing a majority of the voting power of ACS Wireless or any member of the ACS Group a majority of whose assets are ACS Assets or relate to the ACS Wireless Activities, (iv) transaction or series of transactions in which any Person (or the stockholders of such Person) would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing a majority of the voting power of ACS Wireless or any member of the ACS Group a majority of whose assets are ACS Assets or relate to the ACS Wireless Activities or (v) any combination of the foregoing or any similar offer or proposal related to the ACS AWN Interest; and

(13) Systems and Software. Use its commercially reasonable efforts to maintain its systems and software used in the ACS Wireless Activities and included in the ACS Assets in a manner consistent with generally accepted industry standards.

6.2 GCI Promotion Activities. Unless GCI shall have obtained the prior written consent of ACS, between the date hereof and the Closing Date, each of GCI, GCI Wireless and GCI Parent shall not, and shall cause their respective Affiliates not to, offer Wireless subscribers or customers marketing promotions, or solicit prospective Wireless subscribers or customers through the use of marketing promotions, in each case, that would specifically target ACS Subscribers.

6.3 Further Assurances. ACS and ACS Wireless shall take, and cause its Affiliates to take, such actions, and execute and deliver to GCI or GCI Wireless, as applicable, such further transfer documents as may be reasonably necessary to ensure the full and effective transfer of the ACS Assets and the ACS AWN Interest to GCI or GCI Wireless, as applicable, pursuant to this Agreement; provided, however, that GCI or GCI Wireless, as applicable, shall be responsible for all fees, taxes and other costs (other than any other Party’s attorneys’ fees and expenses) payable with respect to the filing or recording of any such further transfer documents.

6.4 Form 8-K Filing. Each of ACS and GCI Parent shall cooperate with the other and provide such information or documentation as may be necessary for it to complete the filing of SEC Form 8-K as may be required pursuant to Item 2.01 thereto to be filed in connection with the Transactions. Each Party will bear its own costs and expenses with respect to this Section 6.4.

6.5 CommSoft Authorization. On or before the Closing, ACS shall authorize CommSoft to make available to GCI all Subscriber data with respect to active Subscribers, former subscribers with account balances, and suspended Subscribers, in each case that is stored in, resides on or is utilized by the CommSoft System, including contact, billing, payment and usage information, and credit card information, in each case to the extent reasonably practicable, by executing and delivering the Authorization Notice in the form of Exhibit L.

SECTION 7. SPECIAL COVENANTS AND AGREEMENTS

7.1 Consents.

(a) As promptly as practicable after the date hereof, ACS shall and shall cause each member of the ACS Group, as applicable, to request the consent of such Third Parties whose Consents are required, and thereafter shall and shall cause each member of the ACS Group, as applicable, to use its commercially reasonable efforts to obtain such Consents as expeditiously as possible, subject to the other provisions of this Section 7.1. No Consent shall include any material adverse change to the terms of any Assumed Contract unless otherwise agreed to in writing by GCI. If notwithstanding its good faith commercially reasonable efforts, the ACS Group is unable to obtain any Consent (or is unable to cause its Affiliates to obtain any such Consent), ACS shall not be liable for any breach of this covenant (but GCI and GCI Wireless shall have no obligation to effect the Closing unless the condition set forth in Section 8.2(c) shall have been satisfied) except as set forth in Section 7.8. Nothing herein shall require the expenditure or payment of any funds (other than in respect of normal and usual filing fees and such Party’s attorneys’ fees, other normal costs of doing business or costs described in Section 7.1(c)) or the giving of any other consideration by any Party in order to obtain any Consent.

(b) To the extent requested by the ACS Group, GCI agrees to cooperate fully with the ACS Group in obtaining any necessary Consents, but GCI will not be required (i) to make any payment to any Person from whom such Consent is sought or (ii) to accept any material adverse changes in, or the imposition of any material adverse condition to, any Assumed Contract as a condition to obtaining any Consent. The Parties shall jointly participate in negotiations with Third Parties with respect to the Consents. Each Party shall not, and shall cause its Affiliates not to, without the prior written consent of the other Parent (which may be withheld at such Parent’s sole discretion), seek amendments or modifications to the Assumed Contracts which would reasonably be expected to delay or prevent obtaining any Consents necessary for the Closing.

(c) ACS shall bear any costs required to remedy any item of noncompliance by ACS or any of its Affiliates with the terms of its Contracts. GCI shall bear any costs arising with respect to the performance of the Assumed Contracts on and after the Closing Date (other than any costs arising as a result of noncompliance by ACS or any of its Affiliates) in accordance with the terms of any such Assumed Contracts (including any amendments or modifications) executed or assumed by GCI; provided that, notwithstanding the preceding provisions of this sentence, GCI shall bear any costs arising with respect to the Transition Contracts from and after the Transition Completion Date (except as otherwise provided in the A&R ACS Services Agreement) and with respect to the Assumed Leases from and after the Assumed Leases Assumption Date, in each case rather than from and after the Closing Date.

(d) Each Party shall promptly furnish to any Third Party such accurate and complete information regarding such Party and its Affiliates, including financial information concerning such Party and its Affiliates (other than information which such Party reasonably deems to be proprietary), as such Third Party may reasonably require in connection with obtaining any Consent. Each Party shall ensure that its appropriate officers and employees shall be available to attend any scheduled hearings or meetings in connection with obtaining any Consent.

(e) The Parties shall use commercially reasonable efforts to deliver to the FCC and any Subscribers any notice required by the Communications Act to be delivered in connection with the consummation of the Transactions; provided, however, that the text of any such notice shall be mutually agreed upon by the Parties.

7.2 Cooperation. The Parties shall cooperate fully in good faith with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and each Party shall execute such other documents as may be reasonably necessary to the implementation and consummation of this Agreement, and otherwise shall use its commercially reasonable efforts in good faith to do all things necessary, proper or advisable in order to consummate the Transactions in the most expeditious manner practicable (including using commercially reasonable efforts to cause the conditions to Closing set forth in Section 8 for which such Party is responsible to be satisfied on or before the Target Closing Date or as soon as reasonably practicable and, in the case of GCI Parent, GCI and GCI Wireless, using their commercially reasonable efforts to (i) obtain financing as contemplated by Sections 5.7 and 8.2(m) and (ii) enter into the arrangements with CommSoft and other Persons as contemplated by Section 8.2(n)) and to fulfill its obligations hereunder. ACS shall take all commercially reasonable steps necessary to transfer the administrative entity designation (AOCN) authority for OCN 6304 to the GCI AOCN 7785 and provide to GCI a copy of the most recently filed FCC Form 502 (NRUF) for OCN 6304, in each case no later than 30 days after Closing. Without limiting the foregoing, if a Governmental Authority requires an arrangement to be addressed through another form of agreement that requires Governmental Consent, or asserts that an arrangement requires a Governmental Consent the Parties did not believe was required, the Parties agree to work in good faith to obtain that Consent.

7.3 Taxes, Fees and Expenses.

(a) ACS shall, at its expense, prepare and file (or cause to be prepared and filed) all Tax Returns of ACS or its Affiliates relating to the operation of the ACS Wireless Activities or the ownership of the ACS Assets or the ACS AWN Interest for any Tax period ending on or prior to the Closing Date. GCI shall, at its expense, prepare and file (or cause to be prepared and filed) all Tax Returns of GCI or its Affiliates relating to the operation of the assets acquired pursuant to this Agreement for any Tax period ending after the Closing Date. Each of ACS and GCI will cooperate in good faith in the preparation and filing of Tax Returns relating to the ACS Assets and the AWN Interests and provide information to the other Party as is reasonably necessary for such Tax Returns. The Parties shall treat the Company as having terminated as a partnership within the meaning of Section 708(b)(1)(A) of the Code on the Closing Date, and the Company shall, in accordance with Section 11.4 of the Operating Agreement (relating to the filing of Tax Returns), at its expense, prepare and file all final Tax Returns relating to income Taxes for the Tax period ending on the Closing Date. For the avoidance of doubt, the Company shall, at its expense, prepare and file all other Tax Returns of the Company in accordance with Section 11.4 of the Operating Agreement.

(b) ACS shall pay and hold GCI Parent and its Affiliates harmless from any liability for payment of or otherwise with respect to any Taxes, without duplication, (i) of ACS or its Affiliates or (ii) relating to the operation of the ACS Wireless Activities or the ownership of the ACS Assets or the ACS AWN Interest for any Tax period (or portion thereof) ending on or prior to the Closing Date (for purposes of this clause (ii), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the ACS Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between ACS and GCI based upon the number of days of such period (which period shall include the Closing Date) included in the pre-Closing Tax period and the number of days of such Tax period after the Closing Date).

(c) ACS shall pay, or shall reimburse GCI (to the extent GCI shall have paid) for, all sales, use, transfer, and recordation and documentary Taxes, if any, arising out of the transfer by ACS of the ACS Assets to GCI pursuant to this Agreement.

(d) Upon receipt of any bill for real or personal property Taxes or similar ad valorem Taxes relating to the ACS Assets, or upon the filing of any Tax Return with respect to any such ad valorem Taxes, ACS or GCI, as applicable, shall present a statement to the other setting forth the amount of such Taxes that is attributable to the portion of the applicable Tax period that ended on the Closing Date, with such supporting evidence as is reasonably necessary to calculate such prorated amount. The prorated amount shall be paid by the Party owing it to the other within 30 days after delivery of such statement. Any payment required under this Section 7.3(d) and not made within 30 days of delivery of the relevant statement shall bear interest at LIBOR plus 10% per annum until fully paid.

(e) Except as otherwise provided in this Agreement, each Party shall pay its own attorneys’ fees and other expenses incurred in connection with the negotiation, authorization, preparation, execution, and performance of this Agreement; provided, however, that each of ACS and GCI Parent shall pay 50% of any required filing fees in connection with applications for governmental approval of the Transactions.

7.4 Brokers. Each Party represents and warrants that, except as set forth in Schedule 7.4, neither it nor any Person acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the Transactions.

7.5 Employee Matters.

(a) Neither GCI nor any of its Affiliates shall be obligated to hire any employee of ACS or any of its Affiliates. Nothing in this Agreement is intended to confer upon any employee of ACS or its Affiliates or such employee’s legal representative or heirs any rights as a third-party beneficiary or otherwise or any remedies of any kind whatsoever under or by reason of this Agreement, or the Transactions, including any rights of employment or continued employment. All rights and obligations created by this Agreement are solely among the Parties.

(b) ACS shall retain all liabilities with respect to any employees terminated by ACS or any of its Affiliates prior to or after the Effective Time.

(c) ACS shall comply, as necessary, with the provisions of the Worker Adjustment and Retaining Notification Act, as amended, 29 U.S.C. §2101, et seq. (the “WARN Act”), as it relates to the Transactions, including providing all affected employees and other necessary persons with any notice that may be required under the WARN Act.

7.6 Risk of Loss. The risk of any loss, damage or impairment, confiscation or condemnation of any of the ACS Assets from any cause whatsoever shall be borne by ACS at all times prior to the completion of the Closing (and prior to the Transition Completion Date with respect to the Transition Contracts and prior to the Assumed Leases Assumption Date with respect to the Assumed Leases and the Leased Property pursuant to any Assumed Leases) as and to the extent provided in Section 11. In the event of any loss, damage or impairment, confiscation or condemnation, the proceeds of any claim for loss payable under any insurance policy, judgment or award with respect thereto shall be applied by ACS to repair, replace or restore such ACS Assets to their prior condition as soon as reasonably practicable after such loss, impairment, condemnation or confiscation.

7.7 Post-Closing Access to Information. Following the Closing for a period of 24 months, each Party (i) shall allow each other Party and its authorized representatives reasonable access, on reasonable notice and at such other Party’s expense during normal business hours, to such Party’s books and records, for the purpose of audit, inspection or investigation relating to the business, tax and financial reporting requirements of such other Party as well as to any Third-Party claims made against such other Party, relating to or arising from the acquisition, ownership or conduct of the operations of the ACS Assets, the AWN Interest or the ACS Wireless Activities during the time period prior to Closing, and (ii) shall furnish or cause to be furnished to such other Party or its authorized representatives all information with respect to the ACS Assets, the AWN Interest and the ACS Wireless Activities as such other Party may reasonably request, including information necessary to complete any compliance report or filing applicable to the ACS Wireless Activities, in each case subject to reasonable confidentiality and use restrictions. Any such audit, investigation or request for information shall be conducted in such manner as not to interfere unreasonably with the then-ongoing business of ACS or GCI, as applicable, and their respective Affiliates.

7.8 Post-Closing Consents and Subsequent Transfers.

(a) Schedule 7.8 contains a list (the “Subscriber Contract Consent List”) setting forth all Subscriber Contracts as of the Signing Date for which Consent is required in order to assign or transfer such Subscriber Contracts pursuant to this Agreement and for which such Consent has not been obtained. If ACS or ACS Wireless enters into a new Subscriber Contract requiring Consent pursuant to Section 6.1(a)(1)(iii), ACS shall as promptly as practicable, but in no event later than two Business Days after entering into such Contract, provide GCI with an updated Schedule 7.8 containing such Contract. On the earlier of 30 days after the Signing Date or 15 days before the estimated Closing Date, ACS shall provide copies of all Contracts listed on the Subscriber Contract Consent List for which Consent has not been obtained. No later than five Business Days after the delivery by ACS to GCI of such Contracts, GCI shall notify ACS in writing of any Contracts listed on such updated Subscriber Contract Consent List that it elects not to assume if Consent with respect thereto is not obtained by Closing (each such notice, a “Non-Election Notice”). All Subscriber Contracts listed on the Subscriber Contract Consent List for which Consent is not obtained by Closing and a Non-Election Notice is timely received shall not be assumed by GCI and will be Excluded Assets. All Subscriber Contracts listed on the Subscriber Contract Consent List for which Consent is obtained by Closing or a Non-Election Notice is not timely received shall be assumed by GCI pursuant to this Agreement as part of the ACS Assets, and all Subscribers under such Subscriber Contracts shall be included in the Actual Postpaid Subscriber Count or the Actual Prepaid Subscriber Count, as applicable. All Subscriber Contracts for which Consent is not obtained by Closing and a Non-Election Notice has been timely received shall be Excluded Assets and may be terminated by ACS, assigned to a Third Party or otherwise dealt with in ACS’s sole discretion. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, ACS’s assignments of such Subscriber Contracts shall not constitute a breach of any non-competition or other provision of this Agreement or any Ancillary Agreement.

(b) In the event that ACS shall be unable to obtain prior to Closing (or prior to the Transition Completion Date with respect to any Transition Contract or prior to the Assumed Leases Assumption Date with respect to any Assumed Leases) any Consent required to assign or transfer any of the Assumed Contracts (other than Subscriber Contracts) to be assigned or transferred by ACS to GCI, ACS and GCI agree that at the option of GCI, either (1) GCI shall waive such Consent as a precondition to assignment and such Assumed Contract shall be assigned by ACS to GCI as part of the ACS Assets, (2) at GCI’s election, such Contract shall be an Excluded Asset (but not an Excluded Business Customer Contract) and such Contract shall not be assigned or assumed, or (3) such Assumed Contract to which such Consent relates shall not be assigned and (i) ACS shall cause such Assumed Contract to remain in effect and shall use its commercially reasonable efforts to give GCI the benefit of such Assumed Contract to the same extent as if it had been assigned, and GCI shall perform the obligations of ACS or its Affiliates under such Assumed Contract relating to the benefit obtained by GCI, and (ii) ACS and GCI shall continue to cooperate to try to obtain such Consent as soon as practicable after Closing or after the Transition Completion Date or the Assumed Contracts Assumption Date, as applicable, with the provisions of Section 7.1 continuing to apply to such Consent. Upon the subsequent receipt of any such Consent to transfer any such Assumed Contract, or upon the subsequent waiver by GCI of the requirement that such Consent be obtained, such Assumed Contract shall be automatically assigned to GCI under the terms hereof without any further action by any Party.

7.9 Confidentiality/Press Releases. Each Party will hold, and will cause its Affiliates and its and their officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors to hold, in confidence all information (other than such information as may be publicly available) furnished by, or obtained from, the other Party and its Affiliates (“Provider”) to such Party and its Affiliates (“Receiver”) in connection with the Transactions, as well as all information concerning Provider, its Affiliates or the ACS Assets or the ACS Wireless Activities contained in any analyses, compilations, studies or other documents prepared by or on behalf of Receiver based on information provided by, or obtained from, Provider (collectively, the “Information”) in the manner set forth in the Confidentiality Agreement.

(a) If the Transactions are not consummated, each Party, as Receiver, agrees that: (i) the Information, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of Receiver, will be returned to Provider immediately upon Provider’s request therefor; and (ii) that portion of the Information which consists of analyses, compilations, studies or other documents prepared by or on behalf of Receiver will be destroyed by Receiver. Notwithstanding the foregoing, Receiver may retain data or electronic records containing Information (i) for the legal department of Receiver for compliance, evidentiary or archival purposes and (ii) for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity purposes.

(b) Each Party shall, and shall cause its Affiliates to, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other

Parent, except with respect to (i) any disclosures to any Governmental Authority which it is required to make under any Legal Requirement (including with respect to any such Person’s public reporting obligations under applicable securities laws), or (ii) filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such Person or any of its Affiliates or potential investor in such Person or any of its Affiliates. The Parties shall cooperate to issue a press release publicly announcing this Agreement and the Transactions and shall mutually agree upon the timing and contents of such press release. Notwithstanding the foregoing, any Party may without consulting with any other Party make additional announcements that are substantially similar in form as the mutually agreed upon press release referenced in the prior sentence.

(c) Each Party shall, and shall cause its Affiliates to, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any communication to Subscribers, except communications in conformance and compliance with the terms of the Transition Services Agreement or the IP License Agreement.

7.10 Antitrust Notice.

(a) GCI Parent shall as promptly as practicable, but in no event later than five Business Days following the execution and delivery hereof, contact the Antitrust Division to disclose the agreement of the Parties to consummate the Transactions. If requested by GCI, ACS shall, and shall cause its Affiliates to, cooperate reasonably in all respects with GCI in connection with any response, filing or submission requested by the United States Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “Antitrust Division”) and in connection with any investigation or other inquiry with respect thereto. Each Parent will use its reasonable best efforts to do each of the following with respect to matters relating to any such response, filing or submission: (i) cooperate reasonably in all respects with the other Parent in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Parent of any communication received by such Party from, or given by such Party to, the Antitrust Division or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) permit the other Parent, or the other Parent’s legal counsel, to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with, the Antitrust Division or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the Transactions, (iv) give the other Parent the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Legal Requirements or by the applicable Governmental Authority, (v) in the event one Parent is prohibited by applicable Legal Requirements or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto, (vi) cooperate reasonably in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority and (vii) furnish the other Parent with copies of all correspondence, filings, and written communications between the Parent and any Governmental Authority with respect to this Agreement and the Transactions, except that any materials containing valuation information, internal financial information, or competitively sensitive information may be designated for limited distribution as appropriate. Notwithstanding anything in this Section 7.10 to the contrary, no Party shall be required to share with any other Party confidential or proprietary information that is provided by such Party to the FTC or Antitrust Division and is unrelated to the Transactions.

(b) In the event that any objections to the Transactions are asserted by any Governmental Authority under any Antitrust Law, the Parties will in good faith discuss at such time and each use reasonable best efforts to resolve such objections including, without limitation, if a Proceeding is instituted challenging any Transaction as violative of any Antitrust Law, using reasonable best efforts to resist or resolve such Proceeding; provided, however, that neither Party shall be required to provide any undertakings or to comply with any conditions that, in its reasonable opinion, would materially change the Transactions or such Party’s business, taken as a whole.

7.11 CETC Amounts. After the Closing, ACS shall promptly deliver, and cause its Affiliates to promptly deliver, to the Company an amount equal to all CETC Cash Flow as and when received by it and its Affiliates which shall be used by the Company for maintenance and support of the Company’s Wireless network. ACS shall cooperate with GCI to transfer to GCI or the Company the right to the CETC Cash Flow, including transfer of the USAC separate Study Area Codes for the ACS Wireless Activities.

7.12 Allocation. The Parties agree that the Purchase Price (including the Assumed Liabilities, if any, attributable to the ACS Assets to the extent properly taken into account for U.S. federal income tax purposes and any other items treated as consideration paid by GCI or GCI Wireless for such purposes) shall be allocated among each member of the ACS Group transferring the ACS Assets or the AWN Interest, then further allocated among the ACS Assets and the ACS AWN Interest sold by such Member in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) as shown on the allocation schedule (the “Allocation Schedule”). In addition, the Allocation Schedule shall set forth the value of each of the Company assets, broken down in such a manner to enable ACS to determine the amount of gain recognized on the sale of the ACS AWN Interest characterized as ordinary income under Section 751 of the Code. The Allocation Schedule shall be (i) prepared by the Parties as soon as practicable following the completion of the valuation report by Duff & Phelps pursuant to Section 7.18, (ii) subject to mutual agreement by ACS and GCI Parent and (iii) consistent with the valuation prepared by Duff & Phelps pursuant to Section 7.18. ACS and GCI Parent and their Affiliates shall file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with, and shall take no position in any audit or administrative proceeding inconsistent with, the Allocation Schedule. Any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall be determined by the Parties in a manner consistent with the Allocation Schedule; provided, however, that any adjustment to the Purchase Price pursuant to Section 2.3(a) shall relate solely to the AWN Interest, and any adjustment to the Purchase Price pursuant to any other provision of Section 2.3 shall relate solely to the ACS Assets.

7.13 Forwarding Inquiries and Payments; Collection of Accounts Receivable.

(a) For a period of 12 months after the Closing Date, ACS shall, and shall cause its Affiliates to, forward to GCI any e-mail, facsimile, postal mail or telephone inquiries that the ACS Group receives to the extent relating to the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest and shall promptly after the Closing Date file complete and adequate forwarding notices with the postal officials and appropriate telephone utilities provided by GCI for the forwarding to GCI of all mail and telephone calls relating to the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest.

(b) Except for payments made pursuant to the provisions of this Agreement, to the extent (i) the ACS Group receives any payments in respect of any portion of the ACS Assets, the ACS Wireless Activities or the ACS AWN Interest, in each case with respect to (x) Wireless goods or services provided by GCI after Closing or (y) the ownership of the ACS Assets or the ACS AWN Interest after Closing the ACS Group shall promptly forward the same to GCI, or (ii) GCI receives any payments in respect of any of the Excluded Assets, GCI shall promptly forward the same to ACS, in each case to the extent not otherwise addressed pursuant to this Agreement or the Ancillary Agreements. The Parties also agree to use commercially reasonable efforts to coordinate the collection of the Accounts Receivable of the ACS Wireless Activities. Each of ACS and GCI agree to allocate payments received for a combination of Wireless services and other services in accordance with the policies and procedures described on Schedule 7.13.

(c) At least two Business Days before Closing, ACS shall provide to GCI a list of all Subscribers that have requested to pay by wire transfer or that ACS has agreed to accept payment by wire transfer.

7.14 Transaction Opinion. GCI Parent shall use reasonable best efforts to cause the Transaction Opinion to be issued so as not to delay the Closing. Such efforts shall include entering into an engagement letter as soon as reasonably practicable with a nationally recognized investment banking or valuation firm, paying any applicable fees, providing all necessary information to such firm and requesting the Transaction Opinion from such firm. ACS shall take all commercially reasonable actions requested by GCI Parent to cooperate and provide information required in connection with issuance of the Transaction Opinion.

7.15 Covenants Not To Compete or Solicit.

(a) Neither ACS nor any of its controlled Affiliates will engage, directly or indirectly, including as a reseller, in the Restricted Wireless Business in the State of Alaska for a period of four years after the Closing Date; provided, however, that nothing contained herein shall be deemed to prohibit ACS or any of its Affiliates from (i) performing under and in accordance with the terms of the Excluded Business Customer Contracts or (ii) acquiring as an investment not more than 1% of the outstanding capital stock of a Restricted Wireless Business whose capital stock is traded on a national securities exchange.

(b) For a period of six months after the Closing Date, no Party nor any of its controlled Affiliates will, directly or indirectly, solicit, recruit or hire any Person set forth on Schedule 7.15 to the extent that any such Person has not been terminated by the applicable Party.

7.16 Leases. Within 45 days after the Signing Date, GCI will provide written notice to ACS setting forth those Offered Leases listed on the Leased Property Schedule that GCI desires to assume upon completion of the transition period under the Transition Services Agreement (each an “Assumed Lease”). All Assumed Leases will be Assumed Contracts under this Agreement, and all other Offered Leases will be Excluded Assets and Excluded Liabilities under this Agreement.

7.17 Post Closing Deliveries. ACS shall, or shall cause its subsidiaries or other Persons, as applicable to, deliver to GCI:

(a) On or before the date that is five Business Days after Closing, all Contracts for provision of Wireless services to Subscribers that are stored in or reside on the CommSoft System, in each case, in electronic format (with signature or recorded third-party verification) with respect to all active Subscribers, former subscribers with account balances at Closing, and suspended Subscribers. For the avoidance of doubt, the foregoing delivery requirement will be satisfied by ACS providing access to the CommSoft System or other electronic system to GCI to the extent such delivery requirement is included in the CommSoft System. Contracts “in transit” (e.g., contracts for services sold in a Retail Store which are not entered into CommSoft at the point of sale) will be provided electronically within two Business Days after their entry into CommSoft.

(b) On or before the date that is ten Business Days after Closing, all Contracts for the provision of Wireless services to commercial Subscribers other than those described in Section 7.17(a) that, to the Knowledge of ACS, have not been delivered to GCI.

(c) On or before the date that is five Business Days after Closing, with respect to Lifeline Subscribers, the latest recertification date with respect to each Lifeline Subscriber, in each case in electronic format.

(d) On or before the date that is five Business Days after Closing, all Subscriber data that is not stored in or does not reside on the CommSoft System that is reasonably requested by GCI and that is in ACS’s possession including, to the extent reasonably requested and in ACS’s possession: historical CPNI data, One Time Payment information, Trouble Ticket information, #5775 (contract) Usage Statistics, Customer Threshold Configurations, 3PV Files and Subscriber data resident in the Customer Data Store or Wireless Access Database systems.

(e) On or before the date that is ten Business Days after Closing, a detailed report of prepaid wireless deferred revenue calculated consistent with ACS’s past practices.

(f) On or before the date that is five Business Days after Closing, all Wireless call history information in its possession, including call history for former subscribers in electronic format sourced from the primary database in which the information is stored.

7.18 Financial Reporting. (a) ACS and GCI agree that they will retain Duff & Phelps to provide valuation services with respect to the Transactions and that each of ACS and GCI will bear and be responsible for 50% of the cost of such services as are required for ACS’s and GCI’s financial reporting. The cost of any additional services provided by Duff & Phelps shall be borne by the Party requesting such services. Each of ACS and GCI agree that it will accept the valuation determined by Duff & Phelps as set forth in its valuation report for financial reporting purposes to the extent applicable after being provided with an opportunity to review and comment on such report for a period not to exceed ten Business Days. Each of ACS and GCI will use reasonable best efforts to cause the valuation report to be issued. Such efforts shall include taking all commercially reasonable actions requested by Duff & Phelps to provide information required in connection with such report and to cooperate in good faith with each other in connection with any actions required to be taken in connection with the issuance of such report.

(b) If Closing occurs after March 1, 2015, the Company will complete a stub period audit if required in connection with ACS’s public reporting obligations and the cost of such audit shall be the responsibility of the Company. Each of ACS and GCI agree that Grant Thornton will be engaged to provide such audit.

7.19 Excluded Business Customers.

(a) GCI and ACS agree to negotiate in good faith for a period not to exceed 180 days after Closing to reach an agreement with respect to the Excluded Business Customers, which agreement will provide that (i) the Excluded Business Customers will remain customers of ACS for the period specified in the Excluded Business Customers Contracts, including any contracted extensions specifically set forth therein, (ii) GCI will be paid the greater of (A) all revenues, fees and charges payable by the Excluded Business Customers for Wireless services and (B) wholesale rates, fees and charges currently payable by ACS to the Company to provide Wireless service to the Excluded Business Customers, (iii) GCI will have reasonable third party audit rights with respect to the Excluded Business Customer Contracts to verify wireless revenues, fees and charges payable by the Excluded Business Customers thereunder, which audit rights (A) shall not be exercised more than once every other year and (B) shall not unreasonably interfere with the business operations of ACS and its Affiliates, (iv) ACS will retain responsibility for all customer care and customer relations functions for the Excluded Business Customers and enforce a reasonable and customary excessive roaming policy with respect to the Excluded Business Customers, (v) GCI will provide Wireless services and billing support functions for the Excluded Business Customers for the period specified in the Excluded Business Customers Contracts, including any contracted extensions specifically set forth therein, under the terms of the applicable Excluded Business Customers Contract, (vi) ACS will not amend any Excluded Business Customer Contract, except to execute contracted extensions, (vii) to the extent technically feasible, GCI will preserve the ACS logo on the Excluded Business Customer handsets and produce paper bills in the name of and on behalf of ACS and (viii) GCI will have no obligation or responsibility to maintain any Wireless network or system functionality with respect to the Excluded Business Customers that it or the Company does not provide to any other Wireless customers. During the period of negotiation, GCI agrees to provide Wireless services to the Excluded Business Customers on commercially reasonable terms consistent with the foregoing to the extent practicable, and use commercially reasonable efforts to comply with the terms and conditions of the Excluded Business Customer Contracts; provided, however, that, other than with respect to its obligations to use commercially reasonable efforts set forth above, GCI and its Affiliates shall have no liability to any member of the ACS Group or to any Excluded Business Customer for failing to comply with such terms and conditions. During such 180 day period, GCI will bill ACS for all revenues, fees, and charges payable by the Excluded Business Customers for Wireless under the terms of the Excluded Business Customer Contracts and ACS will pay such amounts to GCI on customary commercial terms.

(b) If the Parties fail to reach an agreement with respect to the Excluded Business Customers within 180 days after Closing, neither GCI nor any of its Affiliates will have any further obligation to provide Wireless service to the Excluded Business Customers and ACS will pay to GCI the difference between (a) the Subscriber Adjustment as finally determined pursuant to Section 2.3 and (b) the Subscriber Adjustment that would have applied if the Excluded Business Customers were included in the definition of Nonqualifying Subscribers (the “Excluded Business Customer Payment”). ACS will pay any Excluded Business Customer Payment to GCI on or before the date that is 15 days after the expiration of the 180 day period by wire transfer of immediately available funds to an account or accounts designated by GCI. GCI will have the right to dispute ACS’s calculation of the Excluded Business Customer Payment subject to the procedures and time frames set forth in Sections 2.3(f), (g), and (h) with the expiration of the 180 day period being substituted for the Closing Date in such Sections. Any payment pursuant to this Section 7.19(b) shall be treated for all Tax purposes as an adjustment to the Purchase Price.

SECTION 8. CONDITIONS TO THE OBLIGATIONS TO CLOSE

8.1 Conditions to Obligations of ACS Group. All obligations of ACS and ACS Wireless at the Closing hereunder are subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by ACS for purposes of consummating the Transactions, but without prejudice to any other right or remedy which ACS or ACS Wireless may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, GCI or GCI Wireless contained in this Agreement or any other certificate or instrument furnished by GCI or GCI Wireless hereunder:

(a) Representations and Warranties. All representations and warranties of each of GCI and GCI Wireless in this Agreement shall be true and correct in all respects to the extent qualified by materiality and in all material respects to the extent not so qualified at and as of the Closing Date as though such representations and warranties were made at and as of such time, except insofar as any such representation or warranty is made as of the date of this Agreement or any other specified date (in which case it shall be true and correct in all respects to the extent qualified by materiality and in all material respects to the extent not so qualified as of the date of this Agreement or such other specified date). ACS and ACS Wireless shall have received a certificate signed by authorized officers of GCI and GCI Wireless to the effect of the preceding sentence.

(b) Covenants and Conditions. Each of GCI and GCI Wireless shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. ACS and ACS Wireless shall have received a certificate signed by authorized officers of GCI and GCI Wireless to the effect of the preceding sentence.

(c) Ancillary Agreements. The Ancillary Agreements shall have been duly executed and delivered by GCI, GCI Wireless and the other parties thereto, as applicable (other than ACS, ACS Wireless or any of their Affiliates), and each Ancillary Agreement shall constitute the legal, valid, and binding obligation of each of such parties, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the Enforceability Exceptions.

(d) Consents. All Governmental Consents and the Specified Consents shall have been obtained.

(e) Governmental Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, stipulation, determination or award that is in effect and has the effect of making any material aspect of the Transactions illegal, otherwise restraining or prohibiting consummation of any material aspect of the Transactions or causing any material aspect of the Transactions to be rescinded following completion thereof.

(f) Deliveries. GCI and GCI Wireless shall have made or stand willing and able to make all the deliveries set forth in Section 9.3.

(g) Absence of Proceedings. There shall not be pending or overtly threatened in writing any Proceeding (i) challenging or seeking to restrain or prohibit the Transactions or seeking to obtain from ACS or ACS Wireless or any of their respective Affiliates, in connection with the Transactions, any damages, forfeiture, license revocation, or other penalty, condition or liability that, individually or in the aggregate, could reasonably be expected to have a material effect on ACS or any of its Affiliates, or (ii) seeking to impose any conditions or restrictions that, individually or in the aggregate, in the reasonable judgment of ACS or ACS Wireless, would materially impair (or would reasonably be expected to materially impair) the ability of ACS or ACS Wireless to consummate the Transactions or would reasonably be expected to have a material adverse effect on the economic benefits to ACS or ACS Wireless arising therefrom.

(h) Bankruptcy Event. No Bankruptcy Event shall have occurred and be continuing with respect to GCI or GCI Wireless.

8.2 Conditions to Obligations of GCI and GCI Wireless. All obligations of GCI and GCI Wireless at the Closing hereunder are subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by GCI Parent for purposes of consummating the Transactions, but without prejudice to any other right or remedy which GCI or GCI Wireless may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, ACS or ACS Wireless contained in this Agreement or any other certificate or instrument furnished by ACS or ACS Wireless hereunder:

(a) Representations and Warranties. All representations and warranties of each of ACS and ACS Wireless in this Agreement shall be true and correct in all respects to the extent qualified by materiality and in all material respects to the extent not so qualified at and as of the Closing Date as though such representations and warranties were made at and as of such time, except insofar as any such representation or warranty is made as of the date of this Agreement or any other specified date (in which case it shall be true and correct in all respects to the extent qualified by materiality and in all material respects to the extent not so qualified as of the date of this Agreement or such other specified date). GCI and GCI Wireless shall have received a certificate signed by authorized officers of ACS and ACS Wireless to the effect of the preceding sentence.

(b) Covenants and Conditions. Each of ACS and ACS Wireless shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. GCI and GCI Wireless shall have received a certificate signed by authorized officers of ACS and ACS Wireless to the effect of the preceding sentence.

(c) Consents. Each of the Material Consents to be obtained by a member of the ACS Group, in form and substance reasonably acceptable to GCI, shall have been duly obtained and delivered to GCI with, as a result of obtaining such Consent, no material adverse change having been made in the terms of the License or Assumed Contract that is the subject of such Material Consent.

(d) Ancillary Agreements. The Ancillary Agreements shall have been duly executed and delivered by ACS, ACS Wireless and the other parties thereto, as applicable (other than GCI, GCI Wireless or any of their Affiliates), and each Ancillary Agreement shall constitute the legal, valid and binding obligation of each of such parties enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the Enforceability Exceptions.

(e) Lien Searches. Any lien searches that shall have been obtained by GCI, at its expense, shall disclose no Liens on any material ACS Assets other than Permitted Liens and Liens under the Credit Agreement, dated as of October 21, 2010, as amended, among Alaska Communications Systems Holdings, Inc., ACS, the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

(f) Governmental Consents. All Governmental Consents shall have been obtained.

(g) Material Adverse Change. ACS and its Affiliates shall not have suffered any material adverse change in the ACS Assets or the ACS Wireless Activities, its liabilities, condition (financial or otherwise) or results of operations, including as a result of any damage, destruction or loss affecting the ACS Assets, other than any material adverse change resulting from (i) general economic conditions, (ii) changes adversely affecting the Wireless industry (so long as the ACS Assets or the ACS Wireless Activities are not disproportionately affected thereby), (iii) the negotiation, announcement, execution, delivery, consummation or pendency hereof or of the Transactions, any litigation relating to this Agreement or the Transactions or any action or inaction by ACS or its Affiliates contemplated by or required by this Agreement, (iv) changes in accounting principles, (v) matters disclosed or referred to in the Schedules, or (vi) attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other geopolitical event (so long as the ACS Assets or the ACS Wireless Activities are not disproportionately affected thereby).

(h) Governmental Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, stipulation, determination or award that is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing such Transactions to be rescinded following completion thereof.

(i) Deliveries. ACS and ACS Wireless shall have made or shall stand willing and able to make all the deliveries set forth in Section 9.2.

(j) Absence of Proceedings. There shall not be pending or overtly threatened in writing any Proceeding (i) challenging or seeking to restrain or prohibit the Transactions or seeking to obtain from GCI or GCI Wireless or any of their respective Affiliates, in connection with the Transactions, any damages that are material in relation to GCI or GCI Wireless (as the case may be) taken as whole, (ii) seeking to prohibit or limit the ownership or operation by GCI or GCI Wireless of any material portion of the ACS Wireless Activities, the ACS Assets or the ACS AWN Interest or to compel GCI or GCI Wireless to dispose of or hold separate any material portion of the ACS Wireless Activities, the ACS Assets or the ACS AWN Interest, in each case as a result of the Transactions, or (iii) seeking to impose any conditions or restrictions that, individually or in the aggregate, in the reasonable judgment of GCI or GCI Wireless, would materially impair (or would reasonably be expected to materially impair) the ability of GCI or GCI Wireless to consummate the Transactions or would reasonably be expected to have a material adverse effect on the economic benefits to GCI or GCI Wireless arising therefrom.

(k) Bankruptcy Event. No Bankruptcy Event shall have occurred and be continuing with respect to any member of the ACS Group.

(l) Transaction Opinion. GCI shall have received the Transaction Opinion.

(m) Financing. GCI shall have obtained financing to fund the Purchase Price on terms and conditions that, taken as a whole, are not substantially less favorable to GCI than commercially reasonable terms and conditions that could be obtained on the date hereof, assuming that GCI has not entered into a transaction after the date hereof that materially adversely alters its ability to secure financing as contemplated above. For purposes of this Section 8.2(m), a draw on an existing revolving credit facility (to the extent permitted on the date hereof) shall not be considered to be entering into a transaction after the date hereof.

(n) Customer Billing Arrangements. GCI shall have entered into a reasonably acceptable arrangement with CommSoft and any other Person necessary to provide billing and customer care to Subscribers after Closing, and GCI shall have been provided with the necessary customer information to enable GCI to bill Subscribers.

(o) CDMA Network Transition. ACS shall be ready, willing and able to transfer to GCI the operation of the CDMA Core Network, subject to ACS continuing to maintain and support the Post-Close Systems.

(p) Release. ACS shall have delivered a release, or evidence that a release will, upon Closing, be provided, of all Liens disclosed in the lien searches described in Section 8.2(e) that are on (i) the ACS AWN Interest (other than Permitted Liens described in clause (g) of the definition of Permitted Liens), or (ii) the ACS Assets.

SECTION 9. CLOSING AND CLOSING DELIVERIES

9.1 Time and Place of Closing. Subject to (i) the satisfaction or, to the extent permissible by Legal Requirements, waiver (by the Parent for whose benefit the closing condition is imposed), of the closing conditions described in Section 8, and (ii) the provisions of Section 10, the closing of the Transactions (the “Closing”) will take place at the offices of GCI, 2550 Denali Street, Suite 1000, Anchorage, Alaska, at 10:00 a.m., local time, on the second Business Day following the date on which each of the conditions set forth in Section 8 is satisfied or waived by the Party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) (the “Closing Date”), or on such other date or at such other location as shall otherwise be mutually agreed upon by the Parents.

9.2 Deliveries by ACS and ACS Wireless. Prior to or on the Closing Date, and subject to the terms of Section 7.9, ACS and ACS Wireless shall deliver to GCI and GCI Wireless the following, in form and substance reasonably satisfactory to GCI Parent and its counsel:

(a) Transfer Documents. Duly executed Instruments of Assignment and the Assignment of Ownership Interest and duly executed bills of sale, assignments of the Assumed Contracts and such other transfer documents which shall be sufficient to vest good and marketable title to the ACS Assets in the name of GCI and the ACS AWN Interest in the name of GCI Wireless, free and clear of any Liens (except for in the case of any ACS Asset the Permitted Liens);

(b) Consents. The original of each Consent which has been obtained relating to the ACS Group;

(c) Secretary’s Certificate. A certificate dated as of the Closing Date, executed by the Secretary or Assistant Secretary of each of ACS and ACS Wireless: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Person’s board of directors and shareholders (if required), authorizing and approving the execution of this Agreement and the consummation of the Transactions and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, such Person’s certificate or articles of incorporation, bylaws or operating agreement and a certificate of good standing certified by an appropriate state official, and, if appropriate, certificates of qualification as a foreign corporation certified by an appropriate state official of those states in which such Person conducts the ACS Wireless Activities, all certified by such state officials as of a date not more than 20 days before the Closing Date and by such Person’s Secretary or Assistant Secretary as of the Closing Date;

(d) Network Information. The Network Information set forth on Schedule 9.2; and

(e) Contracts, Activities Records, Etc. Copies of all Assumed Contracts other than consumer Subscriber Contracts, and all files and records included in the ACS Assets.

9.3 Deliveries by GCI. On the Closing Date, and subject to the terms of Section 7.9, GCI shall deliver to ACS and ACS Wireless the following, in form and substance reasonably satisfactory to ACS and its counsel:

(a) Assumption Agreements. Duly executed Instruments of Assumption, pursuant to which GCI shall assume and undertake to perform obligations arising after the Effective Time under the Assumed Contracts; and

(b) Secretary’s Certificate. A certificate dated as of the Closing Date, executed by the Secretary or Assistant Secretary of each of GCI and GCI Wireless: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Person’s board of directors and shareholders (if required), authorizing and approving the execution of this Agreement and the consummation of the Transactions and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, such Person’s articles of incorporation, bylaws and a certificate of good standing certified by an appropriate state official, all certified by such state official as of a date not more than 20 days before the Closing Date and by such Person’s Secretary or Assistant Secretary as of the Closing Date.

SECTION 10. RIGHTS OF THE PARTIES ON TERMINATION OR BREACH

10.1 Termination Rights. This Agreement may be terminated prior to the Closing:

(a) At any time by mutual written consent of both ACS and GCI;

(b) By ACS if (A) there have been one or more breaches by GCI Parent, GCI or GCI Wireless of any of their representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement that have not been waived by ACS and would result in the failure to satisfy any of the conditions set forth in Section 8.1 (Conditions to Obligations of ACS Group) and such breaches have not been cured within ten days after written notice thereof has been received by GCI Parent or (B) any of the conditions set forth in Section 8.1 (Conditions to Obligations of ACS Group) has become incapable of being satisfied on or before the Outside Date and has not been waived by ACS; provided, however, that in each case that ACS and its Affiliates are not in material breach of any of their representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement;

(c) By GCI if (A) there have been one or more breaches by ACS or ACS Wireless of any of their representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement that have not been waived by GCI and would result in the failure to satisfy any of the conditions set forth in Section 8.2 (Conditions to Obligations of GCI and GCI Wireless) and such breaches have not been cured within ten days after written notice thereof has been received by ACS or (B) any of the conditions set forth in Section 8.2 (Conditions to Obligations of GCI and GCI Wireless) has become incapable of being satisfied on or before the Outside Date and has not been waived by GCI; provided, however, that in each case that GCI and its Affiliates are not in material breach of any of their representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement;

(d) By either Party if the Closing hereunder has not taken place within five months of the Signing Date (the “Outside Date”); provided, however, that neither ACS nor GCI shall be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to consummate the Closing by such date results from material breach by such other Party or any of its Affiliates of any of their representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement.

In the event of termination by ACS or GCI pursuant to this Section 10.1, written notice thereof shall promptly be given to the other Party, setting forth the clause of this Section 10.1 pursuant to which such Party is terminating and the facts giving rise to such Party’s termination right in reasonable detail, and this Agreement and the Transactions shall be terminated, without further action by any Party. Upon such termination: (i) if no Party is in intentional or willful material breach of any provision of this Agreement, the Parties shall not have any further liability to each other; or (ii) if any Party shall be in intentional or willful material breach of any provision of this Agreement, the other Parties shall have all rights and remedies available at law or equity.

10.2 Specific Performance. Prior to termination of this Agreement, in the event any Party refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The other Parties shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of an action by any of the Parties to obtain specific performance of the terms of this Agreement, each other Party hereby waives the defense that there is an adequate remedy at law.

SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.1 Affiliates. The indemnification rights provided in this Section 11 shall, in any instance, extend to any Affiliate of either Parent although any indemnification claims by such Persons shall be made by and through the Claimant.

11.2 Survival. All representations, warranties and pre-Closing covenants contained in this Agreement shall be deemed continuing representations, warranties and covenants, and shall survive the Closing Date for 18 months following the Closing Date with respect to any claim by the other Parent as the Person claiming indemnification (the “Claimant”) that a Parent or an Affiliate thereof that is a Party (the “Indemnifier”) has breached its representations or warranties contained in this Agreement or failed to comply with its pre-Closing covenants contained herein; provided, however, that the representations and warranties set forth in Section 4.3(b) regarding title to the ACS Assets and Section 4.13 regarding title to the ACS

AWN Interest shall survive for the period of the applicable statute of limitations, and those set forth in Section 4.8 (Environmental Law) relating to the pre-Closing period shall survive for five years following the Closing Date. In clarification of the foregoing, the Parties confirm that the covenants herein to be performed following the Closing, including under this Section 11, shall survive in each instance until 18 months after the required performance thereof. Any investigations by or on behalf of any Party or Knowledge of any Party shall not constitute a waiver by such Party of its rights to enforce any representation, warranty or covenant contained herein of the other Parties.

11.3 Indemnification by ACS. Subsequent to the Closing, and regardless of any investigation made at any time by or on behalf of any Party, or any information or Knowledge any other Party may have, ACS as Indemnifier shall indemnify and hold GCI Parent, as Claimant, harmless against and with respect to, and shall reimburse GCI Parent for:

(a) Any and all expenses, losses, liabilities or damages (“Damages”) resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant contained herein by ACS or its Affiliates;

(b) Any and all obligations or liabilities of ACS and its Affiliates not assumed by GCI or GCI Wireless pursuant to the terms hereof;

(c) Any and all Damages resulting from the ACS Wireless Activities or the ownership or operation of the ACS Assets or the ownership of the ACS AWN Interest prior to the Effective Time, including any and all liabilities which relate to events occurring prior to the Effective Time arising under the Assumed Contracts (other than Damages described in Section 11.3(e)), but excluding any and all matters subject to the Continuing Indemnification Obligations;

(d) (i) Any and all forfeitures, fines or monetary judgments (including voluntary contributions to the U.S. Treasury paid pursuant to an FCC-approved Consent Decree or other settlement to which the FCC is a party) in excess of overpayments of High Cost Universal Service Support from the Universal Service Fund (each, a “Fine”) to the extent that any such Fine results from acts or omissions of any member of the ACS Group, including but not limited to deficiencies in the customer billing address, line type, line count or other information provided by the ACS Group, rather than from acts or omissions by the Company;

(ii) Any decrease in CETC Cash Flow from the ACS Wireless Activities due to failure to file any required reports necessary to maintain ACS’s eligibility to receive High Cost Universal Service Support, failure to cooperate with any FCC or USAC required audit, including a Payment Quality Assurance review, or other investigation, or failure to respond to lawful process, in each case before the Closing, except to the extent that such failure resulted from acts or omissions by the Company with respect to actions required of the Company by Exhibit F to the FNUA;

(e) Any and all Damages resulting from any Environmental Claims (regardless of whether any representation or warranty contained in Section 4.8 is incorrect) related to the operation of any Leased Property prior to the Effective Time;

(f) Any and all Damages resulting from any claim that a collective bargaining agreement or other contract with a Union is binding upon GCI Parent or any of its Affiliates or imposes on GCI Parent or any of its Affiliates any duty to bargain with any Union to the extent such claim relates to any collective bargaining agreement or other contract with a Union by ACS or any of its Affiliates; and

(g) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, reasonable costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or reasonably incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

11.4 Indemnification by GCI. Subsequent to the Closing, GCI Parent, GCI and GCI Wireless shall indemnify and hold ACS and ACS Wireless harmless against and with respect to, and shall reimburse ACS and ACS Wireless for:

(a) Any and all Damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant contained herein by GCI or its Affiliates;

(b) Any and all Damages resulting from (i) GCI’s operation or ownership of the ACS Assets or the ACS Wireless Activities on and after the Effective Time, including any and all liabilities arising under the Assumed Contracts (other than Transition Contracts and Assumed Leases) which relate to events occurring after the Effective Time, any and all liabilities arising under Transition Contracts which relate to events occurring on or after the Transition Completion Date and any and all liabilities arising under the Assumed Leases which relate to events occurring on or after the Assumed Leases Assumption Date, (ii) Assumed Liabilities and (iii) ownership of the ACS AWN Interest on and after the Effective Time;

(c) If GCI makes an election pursuant to option (1) of Section 7.8(b), any and all Damages resulting from the transfer to GCI by ACS of any such Assumed Contract prior to the receipt of the Consent required for the assignment thereof, contingent upon such Consent having been waived by GCI as a precondition to such assignment; and

(d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

11.5 Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a) The Claimant, as the party claiming indemnification, shall give written notice to the Indemnifier of any claim, whether between or among Parties or brought by a Third Party, within 20 days of receiving notice, or becoming aware, thereof and specifying (i) the factual basis for such claim (to the extent known by the Claimant) and (ii) if known, the amount of the claim; provided that failure to give such notice within 20 days shall not constitute a defense to any claim for indemnification unless, and only to the extent that, such failure materially prejudices the Indemnifier except that the Indemnifier shall not be liable for any expenses incurred during the period in which the Claimant failed to give such notice. Thereafter, the Claimant shall deliver to the Indemnifier, promptly following the Claimant’s receipt thereof, copies of all notices and documents (including court papers) received by the Claimant relating to the claim.

(b) Following receipt of notice from the Claimant of a claim, the Indemnifier shall have 30 days to make such investigation of the claim as the Indemnifier deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifier and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifier agree at or prior to the expiration of said 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifier shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifier do not agree within such period (or any mutually agreed upon extension thereof), the Claimant may seek a remedy in accordance with the applicable provisions of this Agreement.

(c) With respect to any claim by a Third Party as to which a Claimant is claiming indemnification hereunder, the Indemnifier shall have the right, at its own expense, to participate in or assume control of the defense of such claim with counsel selected by the Indemnifier, and the Claimant shall cooperate fully with the Indemnifier, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifier. Such cooperation shall include the retention and (upon the Indemnifier’s request) the provision to the Indemnifier of records and information that are reasonably relevant to such Third Party claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party claim. If the Indemnifier elects to assume control of the defense of any Third Party claim, the Indemnifier shall have the right to assert any counterclaims or defenses available to Claimant against such Third Party, and the Claimant shall have the right to participate in the defense of such claim at its own expense and to employ counsel (not reasonably objected to by the Indemnifier), at its own expense, separate from the counsel employed by the Indemnifier, it being understood that the Indemnifier shall control such defense; provided that if the Claimant shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, the Claimant shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifier. If the Indemnifier does not elect to assume control or otherwise participate in the defense of any Third Party claim, it shall be bound by the results obtained by the Claimant with respect to such claim. If the Indemnifier assumes the defense of a Third Party claim in accordance with this Section 11.5(c), the Indemnifier shall not be liable to the Claimant for any legal expenses subsequently incurred by the Claimant in connection with the defense thereof. Whether or not the Indemnifier assumes the defense of a Third Party claim, the Claimant shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party claim without the Indemnifier’s prior written consent, and the Indemnifier shall not have any indemnification obligation with respect to any settlement, compromise or discharge effected without its prior written consent.

11.6 Limitations. The Indemnifier’s obligations to indemnify the Claimant pursuant to Section 11.3 or 11.4 shall be subject to the following limitations:

(a) The Claimant shall be entitled to indemnification only for those Damages arising with respect to any claim as to which Claimant has given the Indemnifier written notice within the appropriate time period set forth in Section 11.2 hereof for such claim.

(b) Claimant’s Damages sought to be recovered under Section 11.3 or 11.4 hereof shall be net of any insurance proceeds actually received by Claimant with respect to the events giving rise to such Damages. If the incurrence or payment of any such Damages makes allowable to the Indemnified Party any deduction, amortization, exclusion from income or other allowance (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then the indemnification payment to the Claimant under this Section 11 shall be an amount equal to (i) the amount otherwise due but for this sentence, minus (ii) the amount of Tax savings actually realized by the Claimant as a result of the Tax Benefit in the Tax year in which the Damages were incurred (a “Tax Savings”). If and to the extent that subsequent to any payment of Damages by any Indemnifier to a Claimant hereunder, such Claimant receives insurance proceeds or realizes a Tax Savings with respect to the events giving rise to such Damages, which proceeds or Tax Savings would have been netted against such Damages if they had been received prior to the Indemnifier’s payment of such Damages, then the Claimant shall remit such insurance proceeds or the amount of such Tax Savings to Indemnifier to the extent such proceeds or amount would have been netted against such Damages.

(c) ACS shall not be liable for indemnification under Section 11.3(a), 11.3(e) or 11.3(g) (to the extent relating to Section 11.3(a) or 11.3(e)) (other than with respect to claims for indemnification based upon, arising out of, with respect to or by reason of fraud, intentional misrepresentation or other willful misconduct, any breach of any covenant, or any pre-Closing liabilities of the ACS Group that are not Assumed Liabilities (the “Basket/Cap Exclusions”)), until the aggregate amount of all indemnification payments for which ACS is liable in respect of indemnification under such Sections (other than with respect to claims for indemnification based upon the Basket/Cap Exclusions) exceeds $1,000,000 (the “Basket”), in which event ACS shall be required to pay all indemnification payments including the amount of the Basket.

(d) The aggregate amount of all indemnification payments for which ACS shall be liable pursuant to Section 11.3(a), 11.3(e) and 11.3(g) (to the extent relating to Section 11.3(a) or 11.3(e)) (other than with respect to claims for indemnification based upon, arising out of, with respect to or by reason of the Basket/Cap Exclusions) shall not exceed $50,000,000.

(e) The Parties agree that the amount of Damages attributable to a breach of the representation contained in Section 4.5 that no Consent is required for the assignment or transfer of any Postpaid Subscriber Contract shall be $350 multiplied by the number of Wireless lines with respect to such Postpaid Subscriber Contract; provided, however, that the amount of such Damages shall be $0 if (i) such Contract was listed on the Subscriber Contract Consent List and a Non-Election Notice is not delivered by GCI with respect to such Postpaid Subscriber Contract or (ii) such Contract is not terminated by the Subscriber within six months after the Closing Date.

(f) No member of the ACS Group shall be liable for any Damages to GCI or any of its Affiliates with respect to any loss or reduction in CETC Cash Flow if ACS and its Affiliates have complied with their obligations with respect to such CETC Cash Flow in this Agreement.

11.7 Taxes. In the event of any inconsistency between the provisions of Section 7.3 and the provisions of this Section 11, the provisions of Section 7.3 shall govern.

11.8 Treatment of Indemnification Payments. All indemnity payments made pursuant to this Section 11 shall be treated for all Tax purposes as adjustments to the Purchase Price to the extent permitted by applicable Legal Requirements.

11.9 Exclusive Remedy. Subject to Section 10.2, the Parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in Section 7.3 or this Section 11. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the provisions set forth in Section 7.3 or this Section 11. Nothing in this Section 11.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any fraud.

SECTION 12. MISCELLANEOUS

12.1 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by email as a portable document format (PDF) file, delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date sent by email as a portable document format (PDF) file with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

If to the Company:	The Alaska Wireless Network, LLC c/o General Communication, Inc. 2550 Denali Street, Suite 1000 Anchorage, Alaska 99503 Attention: CEO Email: whughes@GCI.com

with a copy (which shall not alone constitute notice) to:	Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202 Attention: Steven D. Miller Email: smiller@shermanhoward. com

If to GCI Parent, GCI or GCI Wireless:	General Communication, Inc. 2550 Denali Street, Suite 1000 Anchorage, Alaska 99503 Attention: General Counsel Email: tpidgeon@gci.com

with a copy (which shall not alone constitute notice) to:	Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202 Attention: Steven D. Miller Email: smiller@shermanhoward. com

If to ACS or ACS Wireless:	Alaska Communications Systems Group, Inc. 600 Telephone Avenue Anchorage, Alaska 99503 Attention: General Counsel Email: leonard.steinberg@acsalaska.com

with a copy (which shall not alone constitute notice) to:	Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attention: Irving L. Rotter Gabriel Saltarelli Email: irotter@sidley.com gsaltarelli@sidley.com or to any such other or additional Persons and addresses as the Person to whom notice is to be provided may from time to time designate in a writing delivered in accordance with this Section 12.1.

12.2 Benefit and Binding Effect. This Agreement shall inure solely to the benefit of the Parties, without conferring on any other Person any rights of enforcement or other rights. No Party may assign this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement together with the Ancillary Agreements and all exhibits and schedules hereto or thereto, and all documents and certificates delivered by the Parties contemporaneously and in connection herewith, or to be delivered by the Parties pursuant hereto or in connection herewith, collectively represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement together with the Ancillary Agreements supersede all prior negotiations, letters of intent or other writings between the Parties with respect to the subject matter hereof, and cannot be amended, supplemented or modified except by a written agreement which makes specific reference to this Agreement or an Ancillary Agreement, as the case may be, and which is signed by the Party against which enforcement of any such amendment, supplement or modification is sought.

12.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.4.

12.5 Severability. If any provision hereof or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable Legal Requirements.

12.6 Prevailing Party. If any Party commences any Proceeding against another Party to interpret or enforce any of the terms of this Agreement as a result of an alleged breach by the other Party of any terms hereof, the nonprevailing Party shall pay to the prevailing Party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such Proceeding (including at any appellate level).

12.7 No Consequential or Indirect Damages. Except to the extent payable to a Third Party with respect to indemnification claims under Section 11.5(c), in no event shall any Party be liable under this Agreement to another Party for any punitive, incidental, indirect, special or consequential damages, including any damages for business interruption, loss of use, revenue or profit, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether such damages were foreseeable and whether or not the breaching Party was advised of the possibility of such damages.

12.8 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereunder.

12.9 Selection of Forum; Venue; Service of Process. The Parties hereby irrevocably submit in any Proceeding arising out of or relating to this Agreement or any Transactions to the exclusive jurisdiction of the United States District Court for the District of Alaska or if

jurisdiction is not available therein the jurisdiction of any court of the State of Alaska, and waive any and all objections to such jurisdiction or venue that they may have under the laws of any state or country, including any argument that jurisdiction, sites and/or venue are inconvenient or otherwise improper. Each Party further agrees that process may be served upon such Party in any manner authorized under the laws of the United States or Alaska, and waives any objections that such Party may otherwise have to such process.

12.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, and all of which counterparts together shall constitute one and the same fully executed instrument.

Signature page follows

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

ALASKA COMMUNICATIONS SYSTEMS
GROUP, INC.

By:	/s/ David C. Eisenberg
Name: David C. Eisenberg
Title: Chief Revenue Officer

ACS WIRELESS, INC.

By:	/s/ David C. Eisenberg
Name: David C. Eisenberg
Title: Chief Revenue Officer

GCI COMMUNICATION CORP.

By:	/s/ Peter Pounds
Name: Peter Pounds
Title: CFO

GCI WIRELESS HOLDINGS, LLC

By:	/s/ Peter Pounds
Name: Peter Pounds
Title: Manager

THE ALASKA WIRELESS NETWORK, LLC

By:	/s/ Wilson Hughes
Name: Wilson Hughes
Title: CEO

[Signature pages to Purchase and Sale Agreement]

GENERAL COMMUNICATION, INC.

By:	/s/ Peter Pounds
Name: Peter Pounds
Title: CFO

[Signature pages to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

ALASKA COMMUNICATIONS SYSTEMS
GROUP, INC.

By:	/s/ David C. Eisenberg
Name: David C. Eisenberg
Title: Chief Revenue Officer

ACS WIRELESS, INC.

By:	/s/ David C. Eisenberg
Name: David C. Eisenberg
Title: Chief Revenue Officer

GCI COMMUNICATION CORP.

By:	/s/ Peter Pounds
Name: Peter Pounds
Title: Manager

GCI WIRELESS HOLDINGS, LLC

By:	/s/ Peter Pounds
Name: Peter Pounds
Title: Manager

THE ALASKA WIRELESS NETWORK, LLC

By:	/s/ Wilson Hughes
Name: Wilson Hughes
Title: CEO

[Signature pages to Purchase and Sale Agreement]